Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(in thousands except per share data)	December 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$325,349	$58,233
Accounts receivable, less allowances of $31,998 and $34,933	837,055	1,073,915
Fuel and operating supplies	24,719	29,051
Deferred income taxes, net	133,781	41,019
Prepaid expenses and other	139,601	175,316

Total current assets	1,460,505	1,377,534

Property and Equipment:
Land	413,953	449,696
Structures	1,104,818	1,127,189
Revenue equipment	1,873,274	1,919,443
Technology equipment and software	316,361	327,629
Other	269,475	259,834

	3,977,881	4,083,791

Less – accumulated depreciation	(1,776,904)	(1,703,318)

Net property and equipment	2,200,977	2,380,473

Goodwill	—	700,659
Intangibles, net	184,769	533,327
Other assets	119,862	70,630

Total assets	$3,966,113	$5,062,623

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$333,910	$387,740
Wages, vacations and employees’ benefits	356,410	426,119
Claims and insurance accruals	171,425	167,875
Other current and accrued liabilities	318,569	201,850
Asset backed securitization borrowings	147,000	180,000
Current maturities of long-term debt	415,321	231,955

Total current liabilities	1,742,635	1,595,539

Other Liabilities:
Long-term debt, less current portion	787,415	807,940
Deferred income taxes, net	242,663	526,685
Pension and postretirement	370,031	180,166
Claims and other liabilities	341,918	330,951
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $1 par value per share – authorized 120,000 shares, issued 62,413 and 61,514 shares	62,413	61,514
Preferred stock, $1 par value per share – authorized 5,000 shares, none issued	—	—
Capital surplus	1,239,586	1,226,936
Retained earnings (deficit)	(555,261)	465,177
Accumulated other comprehensive income (loss)	(172,550)	12,329
Treasury stock, at cost (3,079 and 4,802 shares)	(92,737)	(144,614)

Total shareholders’ equity	481,451	1,621,342

Total liabilities and shareholders’ equity	$3,966,113	$5,062,623

The notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands except per share data)	2008	2007	2006
Operating Revenue	$8,940,401	$9,621,316	$9,918,690

Operating Expenses:
Salaries, wages and employees’ benefits	5,251,173	5,741,078	5,735,720
Operating expenses and supplies	1,984,030	1,864,957	1,819,030
Purchased transportation	1,075,286	1,089,041	1,090,504
Depreciation and amortization	264,291	255,603	274,184
Other operating expenses	410,244	437,323	435,876
Gains on property disposals, net	(19,083)	(5,820)	(8,360)
Reorganization and settlements	25,210	22,385	26,302
Impairment charges	1,023,376	781,875	—

Total operating expenses	10,014,527	10,186,442	9,373,256

Operating income (loss)	(1,074,126)	(565,126)	545,434

Nonoperating (Income) Expenses:
Interest expense	80,999	91,852	90,852
Interest income	(4,293)	(4,372)	(3,127)
Other, net	(4,278)	2,203	4,845

Nonoperating expenses, net	72,428	89,683	92,570

Income (Loss) Before Income Taxes	(1,146,554)	(654,809)	452,864
Income Tax Provision (Benefit)	(170,181)	(14,447)	178,213

Net Income (Loss)	$(976,373)	$(640,362)	$274,651

Weighted Average Common Shares Outstanding - Basic	57,583	57,154	57,361
Weighted Average Common Shares Outstanding - Diluted	57,583	57,154	58,339

Basic Earnings (Loss) Per Share	$(16.96)	$(11.20)	$4.79

Diluted Earnings (Loss) Per Share	$(16.96)	$(11.20)	$4.71

The notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands except per share data)	2008	2007	2006
Operating Activities:
Net income (loss)	$(976,373)	$(640,362)	$274,651
Noncash items included in net income (loss):
Depreciation and amortization	264,291	255,603	274,184
Impairment charges	1,023,376	781,875	—
Deferred income tax provision, net	(159,463)	7,422	160,112
Loss on sale of subsidiary	—	—	2,843
Gains on debt redemptions, net	(2,400)	—	—
Gains on property disposals, net	(19,115)	(7,547)	(8,360)
Curtailment gains, net	(88,690)	—	—
Other noncash items	486	13,017	12,407
Changes in assets and liabilities, net:
Accounts receivable	236,860	107,497	(26,292)
Accounts payable	(53,904)	(9,320)	(9,618)
Other operating assets	33,374	(3,904)	(59,514)
Other operating liabilities	(38,622)	(111,683)	(88,109)

Net cash provided by operating activities	219,820	392,598	532,304

Investing Activities:
Acquisition of property and equipment	(162,276)	(393,763)	(377,687)
Proceeds from disposal of property and equipment	127,590	55,339	74,630
Acquisition of companies	—	—	(25,627)
Investment in affiliate	(46,133)	(1,608)	—
Other	(6,115)	(1,055)	(287)

Net cash used in investing activities	(86,934)	(341,087)	(328,971)

Financing Activities:
Asset backed securitization borrowings, net	(33,000)	(45,000)	(149,970)
Issuance of long-term debt	510,400	155,096	—
Debt issuance costs	(11,404)	(1,298)	—
Repayment of long-term debt	(331,816)	(150,000)	(45,022)
Treasury stock purchases	—	(34,997)	(19,997)
Proceeds from exercise of stock options	50	6,530	5,686

Net cash (used in) provided by financing activities	134,230	(69,669)	(209,303)

Net Increase (Decrease) In Cash and Cash Equivalents	267,116	(18,158)	(5,970)

Cash and Cash Equivalents, Beginning of Year	58,233	76,391	82,361

Cash and Cash Equivalents, End of Year	$325,349	$58,233	$76,391

Supplemental Cash Flow Information:
Income taxes paid (refund), net	$(46,463)	$(48,132)	$109,500
Interest paid	70,945	84,076	90,072
Employer 401(k) contributions settled in common stock	8,108	9,548	7,383

The notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED SHAREHOLDERS’ EQUITY

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands except per share data)	2008	2007	2006
Common Stock
Beginning balance	$61,514	$60,876	$60,450
Exercise of stock options	3	221	185
Issuance of equity awards, net	249	119	64
Employer contribution to 401(k) plan	647	298	177

Ending balance	62,413	61,514	60,876

Capital Surplus
Beginning balance	1,226,936	1,195,558	1,154,654
Cumulative effect – adoption FSP No. APB 14-1	—	—	14,980

Adjusted beginning balance	1,226,936	1,195,558	1,169,634
Exercise of stock options, including tax benefits	47	6,309	5,501
Share-based compensation	5,750	14,748	12,265
Employer contribution to 401(k) plan	7,461	9,250	7,206
Other, net	(608)	1,071	952

Ending balance	1,239,586	1,226,936	1,195,558

Retained Earnings (Deficit)
Beginning balance	465,177	1,111,285	838,614
Cumulative effect – adoption FSP No. APB 14-1	—	—	(1,980)

Adjusted beginning balance	465,177	1,111,285	836,634
Cumulative effect – adoption of FIN Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”	—	(5,746)	—
Exchange of 1.7 million shares of treasury stock for $13.2 million contingent convertible notes	(44,065)	—	—
Net income (loss)	(976,373)	(640,362)	274,651

Ending balance	(555,261)	465,177	1,111,285

Accumulated Other Comprehensive Income (Loss)
Beginning balance	12,329	(54,534)	(27,610)
Adjustment to initially apply SFAS No. 158, net of tax	—	—	(56,505)
Pension, net of tax:
Net pension gains (losses)	(171,831)	45,345	—
Reclassification of net losses (gains) to net income	(20,711)	5,452	—
Curtailment and settlement adjustments	23,058	—	—
Minimum pension liability adjustment	—	—	28,000
Foreign currency translation adjustments	(15,395)	16,066	1,581

Ending balance	(172,550)	12,329	(54,534)

Treasury Stock, At Cost
Beginning balance	(144,614)	(109,617)	(89,620)
Treasury stock purchases	—	(34,997)	(19,997)
Exchange of 1.7 million shares of treasury stock for $13.2 million contingent convertible notes	51,877	—	—

Ending balance	(92,737)	(144,614)	(109,617)

Total Shareholders’ Equity	$481,451	$1,621,342	$2,203,567

The notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands except per share data)	2008	2007	2006
Net income (loss)	$(976,373)	$(640,362)	$274,651
Other comprehensive income (loss), net of tax:
Pension:
Minimum pension liability adjustment	—	—	28,000
Net prior service cost	588	980	—
Net actuarial gains (losses)	(193,130)	49,817	—
Curtailment and settlement adjustments	23,058	—	—
Changes in foreign currency translation adjustments	(15,395)	16,066	1,581

Other comprehensive income (loss)	(184,879)	66,863	29,581

Comprehensive income (loss)	$(1,161,252)	$(573,499)	$304,232

The notes to consolidated financial statements are an integral part of these statements.

Notes to Consolidated Financial Statements

YRC Worldwide Inc. and Subsidiaries

Description of Business

YRC Worldwide Inc. (also referred to as “YRC Worldwide”, “the Company”, “we” or “our”), one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of transportation services. These services include global, national and regional transportation as well as logistics. Our operating subsidiaries include the following:

•

YRC National Transportation (“National Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in regional, national and international services. Through September 30, 2008, National Transportation was comprised of the Company’s two largest less-than-truckload (“LTL”) subsidiaries, Yellow Transportation and Roadway. In October 2008, these two subsidiaries merged and changed the name of the surviving entity to YRC Inc. (“YRC”). This unit provides for the movement of industrial, commercial and retail goods, primarily through regionalized and centralized management and customer facing organizations. National Transportation also includes YRC Reimer (formerly Reimer Express Lines), a subsidiary located in Canada that specializes in shipments into, across and out of Canada. Approximately 38% of National Transportation shipments are completed in two days or less. In addition to the United States (“U.S.”) and Canada, National Transportation also serves parts of Mexico, Puerto Rico and Guam.

•

YRC Regional Transportation (“Regional Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of New Penn Motor Express (“New Penn”), Holland and Reddaway. These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the United States; Quebec, Canada; Mexico and Puerto Rico. Approximately 92% of Regional Transportation LTL shipments are completed in two days or less. In 2006, Regional Transportation also included USF Bestway. In February 2007, the majority of USF Bestway’s operations were consolidated into Reddaway.

•

YRC Logistics plans and coordinates the movement of goods worldwide to provide customers a single source for logistics management solutions. YRC Logistics delivers a wide range of global logistics management services, with the ability to provide customers improved return-on-investment results through logistics services and technology management solutions.

•	YRC Truckload (“Truckload”) reflects the results of Glen Moore, a provider of truckload services throughout the U.S.

1. Principles of Consolidation and Summary of Accounting Policies

The accompanying consolidated financial statements include the accounts of YRC Worldwide and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. We report on a calendar year basis. The quarters of the Regional Transportation companies (with the exception of New Penn) consist of thirteen weeks that end on a Saturday either before or after the end of March, June and September, whereas all other operating segment quarters end on the natural calendar quarter end. Investments in non-majority owned affiliates or those in which we do not have control where the entity is either not a variable interest entity or YRC Worldwide is not the primary beneficiary are accounted for on the equity method. Management makes estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

Accounting policies refer to specific accounting principles and the methods of applying those principles to fairly present our financial position and results of operations in accordance with generally accepted accounting principles. The policies discussed below include those that management has determined to be the most appropriate in preparing our financial statements and are not otherwise discussed in a separate note.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid investments purchased with maturities of three months or less.

Concentration of Credit Risks and Other

We sell services and extend credit based on an evaluation of the customer’s financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. We monitor our exposure for credit losses and maintain allowances for anticipated losses.

At December 31, 2008, approximately 70% of our labor force was subject to collective bargaining agreements, which predominantly expire in 2013. In January 2009, the primary labor agreement was modified to reflect a 10% reduction in all wages, inclusive of scheduled increases, through the remaining life of the agreement of March 31, 2013. The modification also suspended any cost of living increases through 2013.

In conjunction with the reductions agreed to by our union employees, effective January 1, 2009, the salaries of all non-union employees were reduced 10%. This reduction is expected to change to a 5% reduction on July 1, 2009, with base salaries returning to their previous levels January 1, 2010.

Revenue Recognition

For shipments in transit, National Transportation and Regional Transportation record revenue based on the percentage of service completed as of the period end and accrue delivery costs as incurred. In addition, National Transportation and Regional Transportation recognize revenue on a gross basis because the entities are the primary obligors even when they use other transportation service providers who act on their behalf. National Transportation and Regional Transportation remain responsible to their customers for complete and proper shipment, including the risk of physical loss or damage of the goods and cargo claims issues. We assign pricing to bills of lading at the time of shipment based primarily on the weight, general classification of the product, the shipping destination and individual customer discounts. This process is referred to as rating. At various points throughout our process, incorrect ratings could be identified based on many factors, including weight verifications or updated customer discounts. Although the majority of rerating occurs in the same month as the original rating, a portion occurs during the following periods. We accrue a reserve for rerating based on historical trends.

YRC Logistics recognizes revenue upon the completion of services. In certain transactions where YRC Logistics acts as an agent, revenue is recorded on a net basis. Net revenue represents revenue charged to customers less third party transportation costs. Where YRC Logistics acts as principal, it records revenue from these transactions on a gross basis, without deducting transportation costs. Management believes these policies most accurately reflect revenue as earned.

Foreign Currency

Our functional currency is the U.S. dollar, whereas, our foreign operations utilize the local currency as their functional currency. Accordingly, for purposes of translating foreign subsidiary financial statements to the U.S. dollar reporting currency, assets and liabilities of our foreign operations are translated at the fiscal year end exchange rates and income and expenses are translated at the average exchange rates for the fiscal year. Foreign currency gains and losses resulting from foreign currency transactions resulted in a $0.3 million gain and a $5.4 million loss during 2008 and 2007, respectively, and are included in other nonoperating expense in the accompanying consolidated statement of operations. The amount in 2006 was not material.

Financial and Derivative Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximates their fair value due to the short-term nature of these instruments.

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended), requires companies to recognize all derivative financial instruments as either assets or liabilities at their fair value. During 2008 and 2007, we maintained a forward contract to hedge our exposure to foreign currency risk related to an intercompany note between a U.S. subsidiary and a United Kingdom subsidiary. This contract expired December 31, 2008, was not renewed and did not have a material impact to our operations.

Claims and Insurance Accruals

Claims and insurance accruals, both current and long-term, reflect the estimated cost of claims for workers’ compensation, cargo loss and damage, and property damage and liability that insurance does not cover. We base reserves for workers’ compensation and property damage and liability claims primarily upon actuarial analyses that independent actuaries prepare. These reserves are discounted to present value using a risk-free rate based on the year of occurrence. The risk-free rate is the U.S. Treasury rate for maturities that match the expected payout of such claims. The process of determining reserve requirements utilizes historical trends and involves an evaluation of accident frequency and severity, claims management, changes in health care costs and certain future administrative costs. The effect of future inflation for costs is considered in the actuarial analyses. Adjustments to previously established reserves are included in operating results in the year of adjustment. As of December 31, 2008 and 2007, we had $495.7 million and $478.3 million, respectively, accrued for claims and insurance.

During the year ended December 31, 2006, we received $4.0 million of business-interruption insurance recoveries related to the August 2005 hurricane Katrina. This amount has been classified as revenue in the accompanying consolidated statement of operations for our National Transportation segment.

Stock-Based Compensation

We have various stock-based employee compensation plans, which are described more fully in the “Stock Compensation Plans” note. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment.” We recognize compensation costs for non-vested shares and compensation cost for all share-based payments (i.e., options) granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123. Additionally, we recognize compensation cost for all share-based payments granted subsequent to January 1, 2006, on a straight-line basis over the requisite service period (generally three to four years) based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R).

Property and Equipment

We carry property and equipment at cost less accumulated depreciation. We compute depreciation using the straight-line method based on the following service lives:

Years
Structures	10 – 30
Revenue equipment	10 – 20
Technology equipment and software	3 – 7
Other	3 – 10

We charge maintenance and repairs to expense as incurred, and capitalize replacements and improvements when these costs extend the useful life of the asset. We utilize certain terminals and equipment under operating leases. Leasehold improvements are capitalized and amortized over the original lease term.

Our investment in technology equipment and software consists primarily of customer service and freight management equipment and related software. We capitalize certain costs associated with developing or obtaining internal-use software. Capitalizable costs include external direct costs of materials and services utilized in developing or obtaining the software, payroll and payroll-related costs for employees directly associated with the project. For the years ended December 31, 2008, 2007 and 2006, we capitalized $12.6 million, $26.8 million, and $14.7 million, respectively, which were primarily payroll and payroll-related costs.

In 2006, we revised the estimated useful lives and salvage values of certain classes of property and equipment to more appropriately reflect how the assets are expected to be used over time. Effective July 1, 2006, we increased revenue equipment lives to a range of ten to twenty years from three to fourteen years and modified certain salvage values. If we had not changed the estimated useful lives and salvage values of such property and equipment, additional depreciation expense of approximately $69.5 million, $66.0 million and $26.3 million would have been recorded during the years ended December 31, 2008, 2007 and 2006, respectively. Accordingly, the changes in estimates resulted in an increase in income from continuing operations of approximately $69.5 million, $66.0 million and $26.3 million (a $40.6 million, $41.8 million and $16.0 million increase in net income) for the years ended December 31, 2008, 2007 and 2006, respectively. The change in estimate also increased diluted earnings per share by $0.70, $0.73 and $0.27 for the years ended December 31, 2008, 2007 and 2006, respectively.

For the years ended December 31, 2008, 2007 and 2006, depreciation expense was $246.8 million, $237.3 million, and $251.7 million, respectively.

Impairment of Long-Lived Assets

If facts and circumstances indicate that the carrying amount of identifiable amortizable intangibles and property, plant and equipment may be impaired, we would perform an evaluation of recoverability in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. If an evaluation were required, we would compare the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount to determine if a reduction to the carrying amount is required. The carrying amount of an impaired asset would be reduced to fair value.

Based on current economic conditions and on the results of our impairment tests for goodwill as discussed below, we determined a review of impairment of long-lived assets was necessary as of December 31, 2008. Our analysis of undiscounted cash flows indicated no impairment charge for long-lived assets was required at December 31, 2008.

Asset Retirement Obligations

We record estimated liabilities for the cost to return leased property to its original condition at the end of a lease term. Revisions to these liabilities for such costs may occur due to changes in the estimates for real property lease restoration costs, or changes in regulations or agreements affecting these obligations. These obligations could also include removal of underground storage tanks at leased or owned properties. Our accrual also includes amounts for restoration of U.S. federal “Superfund” sites. When we have been identified as a potentially responsible party in a Superfund site, we accrue our share of the estimated remediation costs of the site based on the ratio of the estimated volume of waste contributed to the site by us to the total volume of waste at the site. At December 31, 2008 and 2007, our estimated asset retirement obligations totaled $6.8 million and $7.6 million, respectively. These amounts are included in “Other current and accrued liabilities” in the accompanying consolidated balance sheets.

Assets Held for Sale

When we plan to dispose of property by sale, the asset is carried in the financial statements at the lower of the carrying amount or estimated fair value, less cost to sell, and is reclassified to assets held for sale. Additionally, after such reclassification, there is no further depreciation taken on the asset. In order for an asset to be classified as held for sale, management must approve and commit to a formal plan, the sale should be anticipated during the ensuing year and the asset must be actively marketed, be available for immediate sale, and meet certain other specified criteria. At December 31, 2008 and 2007, the net book value of assets held for sale was approximately $32.4 million and $26.1 million, respectively. This amount is included in “Property and equipment” in the accompanying consolidated balance sheets. We recorded charges of $7.3 million and $1.1 million for the years ended December 31, 2008 and 2007, respectively, to reduce properties held for sale to estimated fair value, less cost to sell. These charges are included in “Gains on property disposals, net”, in the accompanying statements of operations. There were no such amounts recorded in the year ended December 31, 2006.

Earnings from Equity Method Investments

We account for our ownership in certain joint ventures under the equity method and accordingly, recognize our share of the respective joint ventures earnings in “Other nonoperating (income) expense” in the accompanying statements of operations.

The following reflects the components of these results for the years ended December 31:

(in millions)	2008	2007	2006
Our share of joint venture earnings	$(3.3)	$(2.9)	$(1.0)
Additional depreciation and amortization as required by purchase accounting	1.0	1.3	1.5
Impairment charge	—	—	2.4

Net equity method (earnings) losses	$(2.3)	$(1.6)	$2.9

2. Acquisitions

In accordance with SFAS No. 141, “Business Combinations”, we allocate the purchase price of our acquisitions to the tangible and intangible assets and liabilities of the acquired entity based on their fair values. We record the excess purchase price over the fair values as goodwill. The fair value assigned to intangible assets acquired is based on valuations that independent third party appraisal firms prepared using estimates and assumptions provided by management.

The results of the entities acquired as discussed below have been included in our financial statements since the respective date of acquisition.

GPS Logistics, LLC

In March 2005, YRC Logistics exercised and closed its option to purchase GPS Logistics Group Ltd., the Asian freight forwarding operations of GPS Logistics and in turn, made a payment of $5.7 million ($3.2 million net of cash acquired). Under the terms of the original purchase agreement, this payment was subject to subsequent upward and downward adjustments based on the financial performance of the Asia business through March 2007. Additional earn-out payments could have been required based on the financial performance of the Asia business during the period March 2007 to March 2009.

In January 2006, we paid an additional $11.1 million and issued a promissory note in the amount of $10.8 million representing a buyout of all aforementioned earn-out arrangements and potential purchase price adjustments. These amounts were allocated to goodwill in the consolidated balance sheet. The $10.8 million promissory note was paid in full in December 2006.

JHJ International Transportation Co., Ltd.

On September 1, 2005, we completed the purchase of a 50% equity interest in JHJ International Transportation Co., Ltd., (“JHJ”), a Shanghai, China-based freight forwarder, with a purchase price of $46 million including transaction costs which is presented in “Other assets” in the consolidated balance sheets. We account for our ownership in JHJ using the equity method of accounting. As of December 31, 2008, the excess of our investment over our interest in JHJ’s equity is approximately $22 million. As part of our 2006 impairment review process, we determined the fair value of our investment in JHJ exceeded its carrying value and as such, we recorded an impairment charge of $2.4 million in December 2006. This amount is included in other nonoperating expense in the accompanying consolidated statement of operations. No impairment was recognized in 2008 or 2007.

Shanghai Jiayu Logistics Co., Ltd.

On August 19, 2008, we completed the purchase of a 65% equity interest in Shanghai Jiayu Logistics Co., Ltd. (“Jiayu”), a Shanghai, China ground transportation company with a purchase price of $47.7 million including transaction costs. The purchase agreement provides for an adjustment to the purchase price based upon the final working capital of Jiayu as reflected in its opening balance sheet. This process is virtually complete and will result in additional purchase price of approximately $5.8 million; however, the amount will be paid via a dividend from Jiayu to the seller. We will not be required to make an additional cash payment as a result of this process. We account for our ownership in Jiayu using the equity method of accounting because the minority shareholder has significant veto rights that preclude our ability to control Jiayu and record our portion of the financial results of Jiayu one month in arrears. This investment is a part of our YRC Logistics segment, and is included in “Other assets” in the accompanying consolidated balance sheets. As of December 31, 2008, the excess of our investment over our interest in Jiayu’s equity is approximately $36.6 million.

If Jiayu meets certain financial performance targets during 2008 and 2009, we could be obligated to purchase the remaining 35% interest in 2010 for an amount not to exceed CNY 248.0 million (approximately $36 million), as determined by the level of Jiayu’s financial performance. If Jiayu does not meet these financial targets, we have an option to purchase the remaining 35% of the shares of Jiayu in 2010 for the greater of CNY 77.5 million (approximately $11 million) and 35% of the appraised value of the net assets of Jiayu at that time. All additional payments will be made in Chinese Yuan, and their estimated U.S. dollar equivalents are provided herein.

Other

In September 2006, YRC Logistics sold Meridian IQ China Co., Ltd., a 100% owned subsidiary that conducted a freight forwarding business in mainland China, to JHJ, an entity in which the Company owns a 50% equity interest. The proceeds, in the form of a promissory note, were approximately $4.0 million and resulted in a loss on disposition of approximately $2.8 million. Payment on the promissory note was received in full in December 2006.

3. Goodwill and Intangibles

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. In accordance with SFAS No. 142, “Goodwill and other Intangible Assets”, we test goodwill for impairment on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. The performance of the test involves a two-step process. First, a comparison of the fair value of the applicable reporting unit with their aggregate carrying values, including goodwill, is performed. We generally determine the fair value of our reporting units using the income approach valuation methodology that includes a discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step includes comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.

During 2008, our operating performance has continued to decline as compared to prior year and our share price and market capitalization remains depressed as compared to book value. Overall U.S. economic trends are declining as seen in most indices including those applicable to the retail sector, manufacturing, construction and housing. Declining economic activity, evidenced by these trends, negatively impacts the volume of freight we service and the price we receive for our services. These trends coupled with our decreased year over year quarterly earnings along with the decrease in our market capitalization prompted management to conclude indicators of impairment existed at September 30, 2008 and again at November 30, 2008. We assessed the current fair value of our reporting units and indefinite-lived intangibles based on an income approach using estimation models including a discounted cash flow as well as assumptions related to market multiple of earnings. As a result of these processes, we determined the book value of goodwill and certain indefinite lived intangibles (tradenames) was impaired.

During the year ended December 31, 2007, we performed our annual impairment test of goodwill during the fourth quarter based on market conditions as of the beginning of our fourth quarter in 2007 and determined that our Regional Transportation segment goodwill was impaired. The 2008 and 2007 impairment charges were primarily due to decreased operating income, both actual and forecasted, the estimated timing of economic recovery of this sector triangulated with a specific, point-in-time fair value using current market conditions. Impairment tests performed during the fourth quarter of 2006 indicated that no impairment of goodwill was necessary based on the conditions at that time.

The following table shows the changes in the carrying amount of goodwill attributable to each applicable segment:

(in millions)	National Transportation	Regional Transportation	YRC Logistics	Total
Balances at December 31, 2006	$530.9	$635.7	$160.0	$1,326.6
Tax related purchase accounting adjustments	9.1	2.9	(2.2)	9.8
Impairment charge	—	(638.6)	—	(638.6)
Change in foreign currency exchange rates	2.7	—	0.2	2.9

Balances at December 31, 2007	542.7	—	158.0	700.7
Impairment charge	(541.8)	—	(157.0)	(698.8)
Change in foreign currency exchange rates	(0.9)	—	(1.0)	(1.9)

Balances at December 31, 2008	$—	$—	$—	$—

A tax benefit of $4.6 million was recognized on the goodwill impairment charges in 2008. No tax benefit was recognized on the 2007 charge.

During 2007, adjustments were made to deferred taxes at Roadway (included in National Transportation), Regional Transportation and USF Logistics (a part of YRC Logistics) relating to pre-acquisition balances. In addition, in conjunction with our adoption of

FIN 48, “Accounting for Uncertainty in Income Taxes”, we adjusted certain pre-acquisition deferred tax amounts. In accordance with purchase accounting rules, all of these adjustments were offset to goodwill.

The components of amortizable intangible assets are as follows at December 31:

		2008		2007
(in millions)	Weighted Average Life (years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer related	15.3	$214.2	$65.4	$215.7	$51.0
Marketing related	5.6	3.5	2.6	4.4	2.9
Technology based	5.0	25.6	23.3	25.7	21.7

Intangible assets		$243.3	$91.3	$245.8	$75.6

Amortization expense, recognized on a straight line basis, for intangible assets was $17.5 million, $18.3 million and $22.5 million for the years ending December 31, 2008, 2007 and 2006, respectively. Estimated amortization expense for the next five years is as follows:

(in millions)	2009	2010	2011	2012	2013
Estimated amortization expense	$17.0	$14.7	$13.7	$13.7	$13.7

Total marketing related intangible assets with indefinite lives, primarily tradenames, are not subject to amortization, but are subjected to an impairment test at least annually and as triggering events may occur. The impairment test for tradenames consists of a comparison of the fair value of the intangible asset with its carrying amount. An impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the asset. In making this assessment, we utilized the relief from royalty method, an income approach, which includes assumptions as to future revenue, applicable royalty rate and cost of capital, among others.

During the year ended December 31, 2008, we impaired two tradenames via an abandonment of the underlying brands, Roadway and USF. The Roadway brand along with the Yellow Transportation brand have collectively been replaced by the YRC brand, our new National Transportation brand. The USF brand has been removed from our marketing efforts and therefore no longer has continuing value. In 2007, we also recognized an impairment charge related to both the USF and Roadway tradenames. These charges were a result of changes in the inputs (primarily revenue growth and discount rates) in the fair value model versus those used in the original valuation. Impairment tests performed during the fourth quarter of 2006 indicated that no impairment of tradenames was necessary based on the conditions at that time.

The following table shows the pre-tax changes in the carrying amount of our indefinite lived tradenames attributable to each applicable segment:

(in millions)	National Transportation	Regional Transportation	Total
Balances at December 31, 2006	$326.2	$177.1	$503.3
Impairment charges	(76.6)	(66.7)	(143.3)
Change in foreign currency exchange rates	3.1	—	3.1

Balances at December 31, 2007	252.7	110.4	363.1
Impairment charges	(234.9)	(89.7)	(324.6)
Tax related purchase accounting adjustments	(2.8)	—	(2.8)
Change in foreign currency exchange rates	(2.9)	—	(2.9)

Balances at December 31, 2008	$12.1	$20.7	$32.8

The 2008 impairment charges net of tax were $147.9 million and $57.5 million for National Transportation (the Roadway and Reimer Express Lines tradenames) and Regional Transportation (the USF tradename), respectively. The 2007 impairment charges net of tax were $42.8 million and $48.3 million for Regional Transportation (the USF tradename) and National Transportation (the Roadway tradename), respectively.

During the fourth quarter of 2008, adjustments were made to deferred taxes at Roadway (included in National Transportation) relating to pre-acquisition balances. In accordance with purchase accounting rules, in the absence of any goodwill (which was written off in the third quarter of 2008) all of these adjustments were offset to indefinite lived tradenames.

4. Restructuring

In February 2008, we closed 27 service centers that were previously a part of Regional Transportation’s networks. As a part of this action, we incurred certain restructuring charges of approximately $12.4 million consisting of employee severance, lease cancellations and other incremental costs during the year ended December 31, 2008.

In 2008, we also reduced our non-union headcount throughout the Company with a significant portion within the National Transportation segment. This action resulted in employee separation charges of approximately $8.9 million during the year ended December 31, 2008. Additionally, we closed a YRC Logistics facility in the United Kingdom and terminated a YRC Logistics service offering which resulted in closure charges, primarily lease cancellation charges, of approximately $1.2 million and $0.5 million, respectively.

During the year ended December 31, 2007, we announced several changes in our operations and incurred related restructuring charges. These organizational changes initially included bringing the management of Yellow Transportation and Roadway under one organization established as YRC National Transportation. We incurred employee separation charges related to these changes.

In 2007, we also announced the consolidation of Reddaway and USF Bestway, two subsidiaries within our Regional Transportation segment. As part of the consolidation, effective February 12, 2007, we no longer market the USF Bestway brand. We incurred certain restructuring and other closure related charges in conjunction with this organizational change consisting primarily of employee separation and contract termination costs.

A final 2007 change resulted from YRC Logistics announcing the closure of its Montgomery, Alabama flow through and warehousing facility.

During the year ended December 31, 2006, we incurred $8.4 million of restructuring costs related to a reduction in workforce throughout the organization.

We reassess the accrual requirements under the above restructuring efforts at the end of each reporting period. Restructuring charges are included in “Reorganization and settlements” in the statements of operations. A rollforward of the restructuring accrual is set forth below:

(in millions)	Employee Separation	Contract Termination and Other Costs	Total
Balance at December 31, 2005	$2.4	$5.3	$7.7
Restructuring charges	1.6	6.8	8.4
Payments	(3.0)	(5.6)	(8.6)

Balance at December 31, 2006	$1.0	$6.5	$7.5
Restructuring charges	8.9	2.4	11.3
Adjustments (a)	(0.5)	(2.9)	(3.4)
Payments	(5.8)	(3.6)	(9.4)

Balance at December 31, 2007	$3.6	$2.4	$6.0
Restructuring charges	13.0	10.0	23.0
Adjustments	—	(0.6)	(0.6)
Payments	(10.4)	(7.2)	(17.6)

Balance at December 31, 2008	$6.2	$4.6	$10.8

(a)	Included in adjustments are amounts credited to goodwill in accordance with purchase accounting requirements and reduction to severance accruals.

In addition to the above restructuring charges of $23.0 million, we incurred reorganization charges of $2.2 million during the year ended December 31, 2008. These charges are included in “Reorganization and settlements” in the statements of operations and consist primarily of employee separation charges at National Transportation due to certain leadership changes as well as reductions in the general employee population.

In addition to the above restructuring charges of $11.3 million, we incurred reorganization and other closure related charges of $11.1 million during the year ended December 31, 2007. These charges are included in “Reorganization and settlements” in the statements of operations and consist primarily of acceleration of stock based compensation related to certain terminated executives, write off of signage related to the YRC Logistics name change and other USF Bestway closure related charges offset by gains on the settlement of certain MEPPA obligations.

In addition to the above restructuring charges of $8.4 million, we incurred reorganization and settlement charges of $17.9 million during the year ended December 31, 2006. The unsuccessful abatement of a multi-employer pension plan withdrawal liability related to USF Red Star resulted in a $13.3 million charge. The remaining 2006 charges were related to reductions in workforce and the loss on the sale of a subsidiary.

5. Employee Benefits

Pension and Other Postretirement Benefit Plans

Qualified and Nonqualified Defined Benefit Pension Plans

With the exception of YRC Logistics, Regional Transportation, YRC Reimer and certain of our other foreign subsidiaries, YRC Worldwide and its operating subsidiaries sponsored qualified and nonqualified defined benefit pension plans for most employees not covered by collective bargaining agreements (approximately 14,000 current, former and retired employees). Qualified and nonqualified pension benefits are based on years of service and the employees’ covered earnings. Employees covered by collective bargaining agreements participate in various multi-employer pension plans to which YRC Worldwide contributes, as discussed later in this section. YRC Logistics and Regional Transportation do not offer defined benefit pension plans and instead offer retirement benefits through either contributory 401(k) savings plans or profit sharing plans, as discussed later in this footnote. The existing YRC Worldwide defined benefit pension plans closed to new participants effective January 1, 2004 and were frozen effective July 1, 2008 as discussed below.

Our actuarial valuation measurement date for our pension plans and postretirement benefit plan (discussed below) is December 31.

Other Postretirement Benefit Plan

Roadway sponsored a postretirement healthcare benefit plan that covers non-union employees of Roadway hired before February 1, 1997. Health care benefits under this plan end when the participant attains age 65.

Curtailment and Settlement Events

Effective June 1, 2008, we amended the postretirement healthcare benefit plan discussed above. This amendment eliminated cost sharing benefits for active employees that retire on or after June 1, 2008, provided for the current cost sharing provisions to retirees to terminate December 31, 2008, and allows retirees to participate in our healthcare programs on a full-cost basis effective January 1, 2009. As a result of these actions, we performed a remeasurement of the plan liability at June 1, 2008, factoring in applicable plan changes as well as an increase in the discount rate used in the calculation from 6.61% to 6.84%. The curtailment (via the amendment) and remeasurement of this plan resulted in a gain of $34.1 million during the year ended December 31, 2008, and is included in “Salaries, wages and employees’ benefits” in the accompanying statements of operations.

Effective July 1, 2008, we curtailed our defined benefit plans that cover approximately 14,000 employees not covered by collective bargaining agreements. As a result of this action, future benefit accruals have been frozen effective July 1, 2008. However, employees may achieve early retirement eligibility based on age and continued service. We performed a remeasurement of these plans as of July 1, 2008, using a discount rate of 7.19%. The curtailment of these plans resulted in a gain of $63.3 million during the year ended December 31, 2008, and is included in “Salaries, wages and employees’ benefits” in the accompanying statements of operations.

As a result of the curtailment, the service and interest costs for the pension plans were reduced in the second half of 2008. At the same time, lump sum benefit payments increased during this period requiring a settlement charge of $8.7 million during the year ended December 31, 2008, and is included in “Salaries, wages and employees’ benefits” in the accompanying statements of operations.

During the year ended December 31, 2007, certain executives separated from the Company resulting in special termination benefit costs of $1.5 million and settlement costs of $2.8 million. These amounts are presented herein as settlement costs of $4.3 million and are classified as “Reorganization and settlements” in the accompanying consolidated statement of operations.

Funded Status

The reconciliation of the beginning and ending balances of the projected benefit obligation and the fair value of plan assets for the years ended December 31, 2008 and 2007, and the funded status at December 31, 2008 and 2007, is as follows:

	Pension Benefits		Other Postretirement Benefits
(in millions)	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at prior year end	$1,065.9	$1,104.8	$32.3	$34.4
Service cost	20.3	39.3	0.1	0.4
Interest cost	65.8	65.5	0.7	1.9
Participant contributions	—	—	1.7	1.6
Benefits paid	(91.6)	(77.3)	(5.8)	(4.6)
Actuarial (gain) loss	(6.4)	(69.7)	(5.1)	(1.4)
Special termination benefit cost	—	1.5	—	—
Curtailment gain	(91.1)	—	—	—
Plan amendments	—	—	(23.9)	—
Other	(1.1)	1.8	—	—

Benefit obligation at year end	$961.8	$1,065.9	$—	$32.3

Change in plan assets:
Fair value of plan assets at prior year end	$928.9	$802.0	$—	$—
Actual return on plan assets	(238.1)	67.8	—	—
Employer contributions	4.0	134.3	4.1	3.0
Participant contributions	—	—	1.7	1.6
Benefits paid	(91.6)	(77.3)	(5.8)	(4.6)
Other	(1.7)	2.1	—	—

Fair value of plan assets at year end	$601.5	$928.9	$—	$—

Funded status at year end	$(360.3)	$(137.0)	$—	$(32.3)

The underfunded status of the plans of $360.3 million and $169.3 million at December 31, 2008 and 2007, respectively, is recognized in the accompanying consolidated balance sheets as shown in the table below. No plan assets are expected to be returned to the Company during the year ended December 31, 2009.

Benefit Plan Obligations

Amounts recognized in the consolidated balance sheets at December 31 are as follows:

	Pension Benefits		Other Postretirement Benefits
(in millions)	2008	2007	2008	2007
Noncurrent assets	$2.4	$5.8	$—	$—
Current liabilities	2.6	3.5	—	—
Noncurrent liabilities	$360.1	$139.3	$—	$32.3

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	Pension Benefits		Other Postretirement Benefits
(in millions)	2008	2007	2008	2007
Net actuarial loss (gain)	$287.0	$19.5	$—	$(5.7)
Prior service cost	0.1	4.6	—	0.3

	$287.1	$24.1	$—	$(5.4)

As shown above, included in accumulated other comprehensive income at December 31, 2008, are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service costs of $0.1 million (net of tax amount is not material) and unrecognized actuarial losses of $287.0 million ($180.8 million, net of tax). The prior service cost included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the year ended December 31, 2009, is immaterial and the actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic cost during the year ended December 31, 2009, is $9.3 million ($5.9 million, net of tax).

The total accumulated benefit obligation for all plans was $960.7 million and $977.8 million at December 31, 2008 and 2007, respectively.

Information for pension plans with an accumulated benefit obligation (“ABO”) in excess of plan assets at December 31:

	2008			2007
(in millions)	ABO Exceeds Assets	Assets Exceed ABO	Total	ABO Exceeds Assets	Assets Exceed ABO	Total
Projected benefit obligation	$956.2	$5.6	$961.8	$505.9	$560.0	$1,065.9
Accumulated benefit obligation	956.2	4.5	960.7	427.8	517.7	945.5
Fair value of plan assets	593.5	8.0	601.5	395.5	533.4	928.9

Assumptions

Weighted average actuarial assumptions used to determine benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
Discount rate	6.52%	6.61%	6.52%	6.61%
Rate of increase in compensation levels	N/A	4.2%	—	—

Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Discount rate (pre 2008 curtailment)	6.61%	6.12%	5.75%	6.61%	6.12%	5.75%
Discount rate (post 2008 curtailment)	7.19%	—	—	6.84%	—	—
Rate of increase in compensation levels	4.15%	3.74%	3.77%	—	—	—
Expected rate of return on assets	8.50%	8.75%	8.75%	—	—	—

The discount rate refers to the interest rate used to discount the estimated future benefit payments to their present value, also referred to as the benefit obligation. The discount rate allows us to estimate what it would cost to settle the pension obligations as of the measurement date, December 31, and is used as the interest rate factor in the following year’s pension cost. We determine the discount rate by choosing a portfolio of high quality (those rated AA- or higher by Standard & Poors) non-callable bonds such that the coupons and maturities approximate our expected benefit payments. When developing the bond portfolio, there are some years when benefit payments are expected with no corresponding bond maturing. In these instances, we estimated the appropriate bond by interpolating yield characteristics between the bond maturing in the immediately proceeding year and the bond maturing in the next available year. This analysis is performed on a biannual basis or more frequently when specific events require a current analysis. For the years that we do not prepare a bond matching analysis, we utilize a spread against a specific index, the Citigroup Pension Liability Index, which is consistent with the actual spread observed in the year the analysis is performed.

In determining the expected rate of return on assets, we consider our historical experience in the plans’ investment portfolio, historical market data and long-term historical relationships as well as a review of other objective indices including current market factors such as inflation and interest rates. Although plan investments are subject to short-term market volatility, we believe they are well diversified and closely managed. Our asset allocation as of December 31, 2008 and 2007, consisted of 64% in equities, 31% in debt securities and 5% in real estate. These allocations are consistent with the targeted long-term asset allocation for the plans. Based on various market factors, we selected an expected rate of return on assets of 8.5% effective for the 2008 valuation. We will continue to review our expected long-term rate of return on an annual basis and revise appropriately. The pension trust holds no YRC Worldwide securities.

Future Contributions and Benefit Payments

We expect to contribute approximately $13.8 million to our pension plans in 2009.

Expected benefit payments for each of the next five years ended December 31 are as follows:

(in millions)	2009	2010	2011	2012	2013	2014-2018
Expected benefit payments	$54.8	$56.0	$59.0	$62.0	$64.6	$358.8

Pension and Other Postretirement Costs

The components of our net periodic pension cost, other postretirement costs and other amounts recognized in other comprehensive income for the years ended December 31, 2008, 2007 and 2006, were as follows:

	Pension Costs			Other Postretirement Costs
(in millions)	2008	2007	2006	2008	2007	2006
Net periodic benefit cost:
Service cost	$20.3	$39.3	$44.2	$0.1	$0.4	$0.5
Interest cost	65.8	65.5	63.4	0.7	1.9	1.9
Expected return on plan assets	(70.3)	(69.7)	(59.0)	—	—	—
Amortization of prior service cost	0.6	1.4	1.5	(23.6)	0.2	0.2
Amortization of net loss (gain)	1.0	7.9	11.4	(10.7)	(0.2)	(0.1)
Curtailment and settlement (gains) loss, net	(54.6)	4.3	—	—	—	—

Net periodic pension cost (benefit)	$(37.2)	$48.7	$61.5	$(33.5)	$2.3	$2.5
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net loss (gain)	$301.0	$(77.5)	$(48.5)	$5.7	$(1.2)	$(0.2)
Prior service cost	(0.6)	(1.3)	4.1	(0.3)	(0.2)	0.2
Curtailment and settlement loss	(36.4)	—	—	—	—	—

Total recognized in other comprehensive income	264.0	(78.8)	(44.4)	5.4	(1.4)	—

Total recognized in net periodic benefit cost and other comprehensive income	$226.8	$(30.1)	$17.1	$(28.1)	$0.9	$2.5

The amortization of prior service costs and net gain above totaling $34.3 million for other postretirement costs for the year ended December 31, 2008, includes the effect of the plan amendment that curtailed benefits under this plan.

During the years ended December 31, 2008, 2007 and 2006, the income tax provision related to amounts in other comprehensive income (net gain and prior service cost) was $98.9 million, $29.4 million and $16.4 million, respectively.

Other Postretirement Benefit Plans

Assumed health care cost trend rates at December 31, 2007, are as follows:

Health care cost trend used in the current year	8.0%
Health care cost trend rate assumed for next year	7.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%
Year that the rate reaches the ultimate trend rate	2010

As these benefits have been terminated, no assumptions are required as of December 31, 2008.

Executive Supplemental Retirement Benefits

We maintain individual benefit arrangements for a limited number of current and former senior executives that are accounted for in accordance with APB No. 12, “Deferred Compensation Contracts”. The obligation is unfunded and is actuarially determined using a discount rate of 8.25%, a lump sum rate based on the Moody’s bond rate and the RP-2000 mortality table. At December 31, 2008 and 2007, we have accrued $9.9 million and $10.5 million ($1.9 million as a short-term obligation in 2007), respectively, for this plan. The long-term obligation is classified in noncurrent pension and postretirement liabilities in the accompanying balance sheets. The related expense for these arrangements is not material.

Multi-Employer Plans

YRC, New Penn, Holland and Reddaway contribute to approximately 90 separate multi-employer health, welfare and pension plans for employees that our collective bargaining agreements cover (approximately 70% of total YRC Worldwide employees), including 20 pension plans. Our labor agreements with the International Brotherhood of Teamsters (the “Teamsters”) determine the amounts of these contributions. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the contractually required contribution for the period and recognize as a liability any contributions due and unpaid. We do not directly manage multi-employer plans. The trusts covering these plans are generally managed by trustees, half of whom the Teamsters appoint and half of whom various contributing employers appoint. We expensed the following amounts to these plans for the years ended December 31:

(in millions)	2008	2007	2006
Health and welfare	$532.4	$555.3	$549.5
Pension	554.1	578.0	542.0

Total	$1,086.5	$1,133.3	$1,091.5

In 2006, the Pension Protection Act became law and modified both the Internal Revenue Code (as amended, the “Code”) as it applies to multi-employer pension plans and the Employment Retirement Income Security Act of 1974 (as amended, “ERISA”). The Code and ERISA (in each case, as so modified) and related regulations establish minimum funding requirements for multi-employer pension plans. The funding status of these plans is determined by the following factors:

•	the number of participating active and retired employees

•	the number of contributing employers

•	the amount of each employer’s contractual contribution requirements

•	the investment returns of the plans

•	plan administrative costs

•	the number of employees and retirees participating in the plan who no longer have a contributing employer

•	the discount rate used to determine the funding status

•	the actuarial attributes of plan participants (such as age, estimated life and number of years until retirement)

•	the benefits defined by the plan

If any of our multi-employer pension plans fails to:

•	meet minimum funding requirements;

•	meet a required funding improvement or rehabilitation plan that the Pension Protection Act may require for certain of our underfunded plans’

•	obtain from the IRS certain changes to or a waiver of the requirements in how the applicable plan calculates its funding levels;or

•	reduce pension benefits to a level where the requirements are met,

the Pension Protection Act could require us to make additional contributions to the multi-employer pension plan from five to ten percent of the contributions that our labor agreement requires until the labor agreement expires. Our labor agreement, however, provides that if additional contributions are required that money designated for certain other benefits would be reallocated to pay for the additional contributions.

If we fail to make our required contributions to a multi-employer plan under a funding improvement or rehabilitation plan or if the benchmarks that an applicable funding improvement plan provides are not met by the end of a prescribed period, the IRS could impose an excise tax on us with respect to the plan. These excise taxes are not contributed to the deficient funds, but rather are deposited in the United States general treasury funds.

Depending on the amount involved, a requirement to increase contributions beyond our contractually agreed rate or the imposition of an excise tax on us could have a material adverse impact on the financial results of YRC Worldwide.

401(k) Savings Plans and Profit Sharing Plans

YRC Worldwide and its operating subsidiaries sponsored defined contribution plans, primarily for employees that collective bargaining agreements do not cover. The plans principally consist of contributory 401(k) savings plans and noncontributory plans. The YRC Worldwide contributory 401(k) savings plan (YRC Retirement Savings Plan) consisted of both a fixed matching percentage and a discretionary amount. The maximum nondiscretionary company match for the YRC Worldwide plan is equal to 25% of the first 6% in cash and 25% of the first 6% in YRC Worldwide common stock, for a total match of 50% of the first 6% of before-tax participant contributions. Effective in October 2008, the entire employer match was satisfied with cash versus cash and common stock. Any discretionary contributions for the YRC Worldwide 401(k) savings plan are determined annually by the Board of Directors and may be in the form of cash, stock or other property. YRC Regional Transportation sponsored a 401(k) plan for its operating companies where eligible employees can contribute up to 50% of their cash compensation and each of the operating companies may also contribute a discretionary amount. New Penn sponsored a 401(k) plan that, effective January 1, 2007, provided for a company match similar to that provided by the YRC Worldwide plan. Employer contributions for the year ended December 31, 2008, 2007 and 2006, were $24.7 million, $31.0 million and $25.5 million, respectively.

Effective January 1, 2004, YRC Worldwide established a noncontributory profit sharing plan that included a nondiscretionary company contribution based on years of participation service and compensation, with a maximum fixed contribution of 5% of compensation for more than ten years of participation service. This profit sharing plan also provided for a discretionary performance based contribution of a maximum of 2 1/2% of compensation. The Board of Directors determined any discretionary contributions annually. Contributions have been made in cash. In May 2008, this plan was suspended. New Penn provided a noncontributory profit sharing plan for employees not covered by collective bargaining agreements. Any contributions were discretionary employer contributions. Employer contributions to our noncontributory profit sharing plans in 2008, 2007 and 2006, totaled $5.4 million, $3.8 million and $2.9 million, respectively.

Effective December 31, 2008, we merged all domestic 401(k) savings plans and profit sharing plans into the YRC Retirement Savings Plan that continues to consist of both a fixed matching percentage and a discretionary amount. In light of the current economy, as of January 1, 2009, we have suspended all employer matching contributions. We intend to resume these contributions in the second half of 2009.

Our employees covered under collective bargaining agreements may also participate in union-sponsored 401(k) plans. We do not make employer contributions to the plans on their behalf.

Performance Incentive Awards

YRC Worldwide and its operating subsidiaries each provide annual performance incentive awards to certain non-union employees, which are based primarily on actual operating results achieved compared to targeted operating results and are paid in cash. Operating income in 2008, 2007 and 2006, included performance incentive expense for non-union employees of $21.9 million, $22.7 million, and $39.2 million, respectively. We generally pay annual performance incentive awards in the first quarter of the following year.

Other

We provide a performance based long-term incentive plan to key management personnel that provides the opportunity annually to earn cash and share unit awards based on a certain defined performance period. In addition, we utilize share units to further compensate certain levels of management and our Board of Directors. The share units are more fully described in the “Stock Compensation Plans” footnote. During the years ended December 31, 2008, 2007 and 2006, compensation expense related to these awards was $8.4 million, $14.3 million and $15.9 million, respectively.

During the fourth quarter of 2006, we implemented a change related to the non-union vacation payment policy at Roadway to conform to practices at our other subsidiaries. The change in the vacation payment practice resulted in lower employee benefits expense for the National Transportation segment of $11.8 million for the year ended December 31, 2006.

6. Liquidity

During the year ended December 31, 2008, the global credit market crisis and economic recession had a dramatic effect on our industry. As a result, we experienced declining revenue (a function of both declining volume and yield) and declining operating income and in turn, violated certain covenants in our Credit Agreement, dated as of August 17, 2007, (the “Credit Agreement”) and asset-backed securitization facility (“ABS Facility”). Each of these facilities were amended in February 2009 as discussed below. Overall U.S. economic trends are declining as seen in most indices including those applicable to the retail sector, manufacturing, construction and housing. Declining economic activity, evidenced by these trends, negatively impacts our customers’ needs to ship and, therefore, negatively impacts the volume of freight we service and the price we receive for our services.

The deterioration in our operating results coupled with the economic recession has reduced our overall liquidity including having reduced cash available under our revolving credit and ABS facilities. During the fourth quarter of 2008, we took several actions to manage near term maturities and reduce overall indebtedness. Specifically, in October 2008, we exchanged 1.7 million shares of common stock previously held in treasury for $13.2 million principal amount of our outstanding 5% net share settled contingent convertible senior notes due 2023. In November 2008, we redeemed the $225 million principal amount 8.25% Roadway senior notes due December 1, 2008, and the $100 million principal amount 6.5% USF senior notes due May 1, 2009. We utilized available funding under our credit facility to redeem these notes.

Our primary liquidity vehicles, the Credit Agreement and our ABS Facility are collectively referred to herein as the “Credit Facilities”. As of December 31, 2008, these facilities shared common covenant requirements including performance covenants, specifically a maximum permitted leverage ratio and a minimum required interest coverage ratio. We were not in compliance with the maximum permitted leverage ratio at December 31, 2008. On January 15, 2009, we and our bank group entered in to Waiver No. 1 to the Credit Agreement (“Credit Agreement Waiver”) and a Limited Waiver and Second Amendment to the Third Amended and Restated Receivables Purchase Agreement (“ABS Waiver”). These waivers primarily served to bridge the timing between the covenant violations as of December 31, 2008 and the amended credit agreements described below.

Subsequent to December 31, 2008, we have taken several actions, which impact liquidity.

On January 30, 2009, we received $102.2 million ($101.1 million net of transaction costs) from the proceeds of a sale leaseback type transaction with NATMI Truck Terminals, LLC (“NATMI”). The underlying transaction included providing title of certain real estate holdings to NATMI in exchange for proceeds of $102.2 million; however, the transaction did not meet the accounting definition of a ‘sale leaseback’ and as such, the assets remain on the balance sheet and long term debt is reflected in the amount of the proceeds. We are required to make annual lease payments, which are recorded as principal and interest payments of approximately $14.4 million under this arrangement. The proceeds received from this transaction are available to us for general working capital purposes.

On February 13, 2009, we received $9.0 million from the proceeds of an additional closing for additional properties of the sale leaseback transaction with NATMI. The terms of this transaction mirror the January 30, 2009, transaction. We are required to make annual lease payments, which are recorded as principal and interest payments of approximately $1.3 million relative to these properties. The proceeds received from this transaction are available to us for general working capital purposes.

On February 13, 2009, we entered into agreements to sell certain real estate assets for approximately $122 million under sale and leaseback type transactions. We expect to close on these agreements at various points through June 2009. If these transactions close, annual lease payments, recorded as principal and interest payments will approximate $11 million.

We believe that our forecasted operating performance and planned capital structure actions to be sufficient to allow us to remain in compliance with our covenants in our amended Credit Agreement and renewed ABS Facility through at least December 31, 2009. Further, we believe these actions provide sufficient liquidity to meet our working capital needs through at least December 31, 2009. As discussed below, each of the amended Credit Agreement and the ABS Facility contains a minimum EBITDA requirement through December 31, 2010 and maximum leverage and minimum interest coverage ratio thereafter. Our forecasts that reflect our ability to meet these requirements include significant judgment and significant market risk that may or may not be realized. Items that contribute to these judgments and risks, many of which are beyond our control, include the actual duration of the U.S. recession and our related assumptions around economic outlook, the effectiveness of our planned integration of our national transportation network and our customers acceptance of this change, our ability to further reduce costs and our need for additional liquidity including liquidity from cash flows from operating activities and other liquidity enhancing initiatives (such as sale and leaseback type transactions) that may not materialize. Should we be unsuccessful in achieving our forecasts, which include matters that are beyond our control, we may be required to seek additional cost savings through workforce reductions, reductions in facilities and equipment, and other cost saving measures, or request additional relief under our Credit Agreement and ABS Facility.

We anticipate that our existing capital resources, including availability under our Credit Facilities and cash flows from operations, will be adequate to satisfy our liquidity requirements through calendar year 2009. As discussed below, the amended Credit Agreement contains restrictions on the use of proceeds from all types of asset sales excluding up to $150 million related to the NATMI transactions discussed above. If available liquidity is not sufficient to meet our operating and debt service obligations as they come due, management’s plans include pursuing alternative financing arrangements, additional sale leaseback type transactions, extending the temporary non-union wage and benefit reductions, accelerating restructuring activities or reducing expenditures as necessary to meet our cash requirement’s throughout 2009. However, there is no assurance that, if required, we will be able to raise additional capital, complete asset sale transactions or reduce discretionary spending to provide the required liquidity.

7. Debt and Financing

At December 31, total debt consisted of the following:

(in millions)	2008	2007
ABS borrowings, secured by accounts receivable	$147.0	$180.0
USF senior notes	154.9	259.9
Roadway senior notes	—	229.5
Contingent convertible senior notes	375.8	385.9
Term loan	150.0	150.0
Revolving credit facility	515.0	5.1
Industrial development bonds	7.0	9.5

Total debt	$1,349.7	$1,219.9
Current maturities of long-term debt	(415.3)	(232.0)
ABS borrowings	(147.0)	(180.0)

Long-term debt	$787.4	$807.9

Senior Credit Facility

On April 18, 2008, we entered into Amendment No. 1 to the Credit Agreement, dated as of August 17, 2007, (the “Credit Agreement”) and on February 12, 2009, we entered into Amendment No. 2 to the Credit Agreement, (collectively, the “Credit Agreement Amendments”). The Credit Agreement, as amended, continues to provide the Company with a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies, and a $111.5 million senior term loan. The Credit Agreement, expiring August 17, 2012 (or such earlier date if 2010 maturities related to the 8.5% USF Senior Notes and 5% Contingent Convertible Senior Notes are not paid by March 1, 2010 and June 25, 2010, respectively,) also provides for letters of credit to be issued that would, in turn, reduce the borrowing capacity under the revolving credit facility. As of December 31, 2008, $515.0 million was drawn under the revolving credit facility, the term loan of $150 million was outstanding and $368.3 million letters of credit were issued. Based on these outstanding amounts, we had available unused capacity of $66.7 million under the credit agreement at December 31, 2008.

The Credit Agreement Amendments:

•	require a quarterly minimum EBITDA (as defined in the Credit Agreement) as shown below:

Period	Minimum Consolidated EBITDA
For the fiscal quarter ending on June 30, 2009	$45,000,000
For the two consecutive fiscal quarters ending on September 30, 2009	$130,000,000
For the three consecutive fiscal quarters ending December 31, 2009	$180,000,000
For the four consecutive fiscal quarters ending March 31, 2010	$205,000,000
For the four consecutive fiscal quarters ending June 30, 2010	$205,000,000
For the four consecutive fiscal quarters ending September 30, 2010	$215,000,000
For the four consecutive fiscal quarters ending December 31, 2010	$240,000,000

•	require a maximum Total Leverage Ratio (as defined in the Credit Agreement) of 3.5x for each fiscal quarter beginning with the fiscal quarter ending March 31, 2011;

•	require a minimum Interest Coverage Ratio (as defined in the Credit Agreement) of 2.5x for each fiscal quarter beginning with the fiscal quarter ending March 31, 2011;

•	dictate the terms regarding asset sales and direct the net proceeds from certain asset sales as described below:

•

for any real estate asset sale (other than the first $150 million in net cash proceeds received under certain transactions with NATMI described below) the net cash proceeds of which, together with the aggregate amount of net cash proceeds from all such real estate asset sales occurring on or after January 1, 2009,

•

is less than or equal to $300 million and occurs on or prior to July 15, 2009, 50 percent of such proceeds shall be used to prepay outstanding revolving loans under the Credit Agreement (without a corresponding permanent reduction of the revolving commitments) (“Revolver Reserve Amount”) and the remaining 50 percent shall be deposited into an escrow account (“Escrow Account”);

•

is less than or equal to $300 million and occurs after July 15, 2009, 50 percent of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 50 percent shall be retained by the Company;

•

is greater than $300 million and less than or equal to $500 million, 75 percent of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 25 percent shall be retained by the Company; and

•	is greater than $500 million, all of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement;

•	limit our maximum capital expenditures to $150 million for the year ended December 31, 2009, and $235 million for the year ended December 31, 2010;

•

direct the net proceeds from any additional indebtedness or from the issuance of common stock or other equity interests (other than if used to redeem the outstanding 8.5% USF Senior Notes or 5% Contingent Convertible Notes) to be used to prepay amounts under the Credit Agreement;

•	beginning in 2010, require the Company to prepay amounts under the Credit Agreements representing 50% of any annual excess cash flows (as defined in the Credit Agreement);

•	require the Company to maintain daily liquidity (as defined in the Credit Agreement) equal to or greater than $100 million;

•

increased the interest rates and fees applicable to the revolving credit facility and term loan as set forth in the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement; the interest rate on amounts outstanding under the revolving credit facility and term loan is LIBOR (with a floor of 350 basis points) plus 650 basis points (10.0% and 5.2% at December 31, 2008 and 2007, respectively), and the commitment fee for the revolving credit facility is 100 basis points;

•

required the Company and its domestic subsidiaries to pledge the following collateral (i) receivables not secured by the ABS Facility, (ii) intercompany notes not secured by the ABS Facility, (iii) fee-owned real estate parcels, (iv) all rolling stock, (v) 100% of the stock of all domestic subsidiaries of the Company and (vi) 65% of the stock of first-tier foreign subsidiaries of the Company other than the Company’s captive insurance companies; and

•	required each domestic subsidiary of the Company except for Yellow Roadway Receivables Funding Corporation to guarantee the Credit Agreement.

In connection with Amendment No. 2 to the Credit Agreement, we paid fees to the consenting lenders of approximately $8.0 million.

As of December 31, 2008, we were not in compliance with our leverage ratio covenant. In January 2009, under the terms of the Credit Agreement, we were required to reduce the term loan with any net cash proceeds from asset sales occurring in the fourth quarter of 2008. As a result of this provision, we paid $38.5 million on the term loan on January 7, 2009, from available cash on hand. On January 15, 2009, we received a waiver from the banks participating in our Credit Agreement of certain defaults, covenants and representations, which waiver was extended by Amendment No. 2 to the Credit Agreement. We paid a waiver fee to the consenting lenders equal to $4.7 million. We are currently in compliance with the requirements of Amendment No. 2 to our Credit Agreement.

As of February 25, 2009, $465.0 million was drawn under the revolving credit facility, the term loan of $111.5 million was outstanding and $424.1 million letters of credit were issued. Based on these outstanding amounts, we had available unused capacity of $60.9 million under the Credit Agreement at February 25, 2009

Asset-Backed Securitization Facility

On February 12, 2009, we renewed and amended our asset-backed securitization (“ABS”) facility. The renewed facility will expire on February 11, 2010. The renewed facility (i) reduced the financing limit available under the ABS facility to $500 million ($700 million at December 31, 2007), (ii) reduced the letters of credit sublimit to $105 million ($325 million at December 31, 2007) and added a letter of credit fee of 350 basis points, (iii) conformed the financial ratios to be consistent with the Credit Agreement Amendments described above, (iv) increased the loss and discount reserve ratio requirements, (v) increased the administrative fee (calculated based on financing limit) and program fee (calculated based on utilization) to 275 basis points, respectively and (vi)

terminated YRC Assurance as a purchaser under the ABS Facility. The interest rate under the ABS facility for conduits continues to be a variable rate based on A1/P1 rated commercial paper with an approximate interest rate of 2.25% at December 31, 2008, plus the program fee. The interest rate for Wachovia Bank, National Association is one-month LIBOR (with a floor of 350 basis points), plus 650 basis points (10.0% and 5.30% at December 31, 2008 and 2007, respectively), as Wachovia no longer uses a conduit to purchase receivables under the ABS facility. All borrowings under the ABS facility are reflected on our balance sheet.

As of December 31, 2008, and prior to the February 12, 2009, renewal of our ABS Facility, we were not in compliance with certain covenants of the facility. On January 15, 2009, we received a waiver from the banks participating in our ABS Facility that expired on February 17, 2009. We paid a waiver fee to the co-agents equal to $2.5 million. On February 27, 2009, we amended the ABS Facility to modify certain maximum permitted ratios through September 30, 2009 related to the quality of the underlying accounts receivable supporting the facility. We are currently in compliance with the requirements of the ABS Facility.

The ABS facility utilizes the accounts receivable of the following subsidiaries of the Company: YRC Inc.; USF Holland Inc.; and USF Reddaway Inc. (the “Originators”). Yellow Roadway Receivables Funding Corporation (“YRRFC”), a special purpose entity and wholly owned subsidiary of the Company, operates the ABS facility. Under the terms of the renewed ABS facility, the Originators may transfer trade receivables to YRRFC, which is designed to isolate the receivables for bankruptcy purposes. A third-party conduit or committed purchaser must purchase from YRRFC an undivided ownership interest in those receivables. The percentage ownership interest in receivables that the conduits or committed purchasers purchase may increase or decrease over time, depending on the characteristics of the receivables, including delinquency rates and debtor concentrations.

The Company unconditionally guarantees to YRRFC the full and punctual payment and performance of each of the Originators obligations under the ABS facility. YRRFC has pledged its right, title and interest in the guarantee to the Administrative Agent, for the benefit of the purchasers, under the Third Amended and Restated Receivables Purchase Agreement.

The table below provides the borrowing and repayment activity under the ABS facility, as well as the resulting balances, for the years ending December 31 of each period presented:

(in millions)	2008	2007
ABS obligations outstanding at January 1	$180.0	$225.0
Transfer of receivables to conduit (borrowings)	701.0	968.0
Redemptions from conduit (repayments)	(734.0)	(1,013.0)

ABS obligations outstanding at December 31	$147.0	$180.0

At December 31, 2008, our underlying accounts receivable supported total capacity under the ABS Facility of $435.4 million. In addition to the $147.0 million outstanding above, the ABS facility capacity was also reduced by commitments related to our captive insurance company, YRC Assurance, of $221.0 million and outstanding letters of credit of $92.2 million resulting in an overdrawn position of $24.8 million at December 31, 2008. This is permitted under the ABS Facility provided that we cure the position on the following business day. We remitted the necessary funds January 2, 2009, to remain in compliance with our ABS Facility.

At February 25, 2009, our underlying accounts receivable supported total capacity under the ABS Facility of $321.9 million. This amount was fully drawn by $229.7 million of borrowings and outstanding letters of credit of $92.2 million at February 25, 2009.

USF Senior Notes

As part of our acquisition of USF and by virtue of the merger agreement, we assumed $150 million aggregate principal amount of 8.5% senior notes due April 15, 2010, with interest payments due semi-annually on April 15 and October 15, and $100 million aggregate principal amount of 6.5% senior notes due May 1, 2009, with interest payments due semi-annually on May 1 and November 1 (collectively “USF Senior Notes”). We redeemed the 6.5% senior notes due May 1, 2009, on November 3, 2008, using funds borrowed under our Credit Facility. We incurred a pre-tax loss on redemption of $2.6 million that is included in “Other nonoperating expenses” in the accompanying statement of operations.

The USF Senior Notes were revalued as part of purchase accounting and assigned a fair value of $272.2 million on May 24, 2005, with $18.6 million fair value adjustment to the 2010 notes and $3.6 million fair value adjustment to the 2009 notes. The premium over the face value of the USF Senior Notes is being amortized as a reduction to interest expense over the remaining life of the notes. As a part of the early redemption in November 2008, we accelerated the recognition of $0.5 million of premium amortization. The unamortized premium at December 31, 2008 and 2007, was $4.9 million and $9.9 million, respectively.

Roadway Senior Notes

As part of our acquisition of Roadway and by virtue of the merger agreement, we assumed $225.0 million face value of 8.25% senior notes due in full on December 1, 2008, (“Roadway Senior Notes”), with interest payments due semi-annually on June 1 and December 1. We redeemed these notes on November 3, 2008, using funds borrowed under our Credit Agreement. We incurred a pre-tax loss on redemption of $1.3 million and accelerated the recognition of $0.5 million of premium amortization that are included in “Other nonoperating expense” in the accompanying statements of operations.

Contingent Convertible Notes

On August 8, 2003, we closed the sale of $200 million of 5.0% contingent convertible senior notes due 2023 (“contingent convertible senior notes”) and on August 15, 2003 we closed the sale of an additional $50 million of the notes pursuant to the exercise of the option of the initial purchasers. We received net proceeds from the sales of $242.5 million, after fees.

The $250 million contingent convertible senior notes have an annual interest rate of 5.0% and are convertible into shares of our common stock at a conversion price of $39.24 per share only upon the occurrence of certain other events. The contingent convertible senior notes may not be redeemed by us for seven years from the date of issuance but are redeemable at any time thereafter at par. Holders of the contingent convertible senior notes have the option to require us to purchase their notes at par on August 8, 2010, 2013 and 2018, and upon a change in control of the Company. These terms and other material terms and conditions applicable to the contingent convertible senior notes are set forth in the indenture governing the notes.

On November 25, 2003, we closed the sale of $150 million of 3.375% contingent convertible senior notes due 2023. We received net proceeds from the offering of $145.5 million, after fees, and used the proceeds to fund the acquisition of Roadway.

The $150 million contingent convertible senior notes have an annual interest rate of 3.375% and are convertible into shares of our common stock at a conversion price of $46.00 per share only upon the occurrence of certain other events. The contingent convertible senior notes may not be redeemed by us for nine years from the date of issuance but are redeemable at any time thereafter at par. Holders of the contingent convertible senior notes have the option to require us to purchase their notes at par on November 25, 2012, 2015 and 2020, and upon a change in control of the Company. These terms and other material terms and conditions applicable to the contingent convertible senior notes are set forth in the indenture governing the notes.

In December 2004, we completed exchange offers pursuant to which holders of the 5% contingent convertible senior notes and the 3.375% contingent convertible senior notes (collectively, the “Existing Notes”) could exchange their Existing Notes for an equal amount of our 5% net share settled contingent convertible senior notes due 2023 and 3.375% net share settled contingent convertible senior notes due 2023 (collectively, the “New Notes”), respectively. The New Notes contain a net share settlement feature that, upon conversion, provides for the Company to settle the principal amount of the New Notes in cash and the excess value in common stock, as well as an additional change of control feature. The results of the exchange offer included $247.7 million aggregate principal amount of the $250 million of 5% contingent convertible senior notes outstanding and $144.6 million aggregate principal amount of the $150 million of 3.375% contingent convertible senior notes outstanding, representing 99.06% and 96.41%, respectively, of the Existing Notes validly and timely tendered in exchange for an equal principal amount of the New Notes.

In October 2008, we exchanged 1.7 million shares of common stock previously held in treasury for $13.2 million principal amount of our outstanding 5% net share settled contingent convertible senior notes due 2023. Based on the closing price of our common stock on the exchange dates, we recognized a pre-tax gain of approximately $5.3 million related to the exchanges. This gain is included in “Other nonoperating expenses” in the accompanying statement of operations.

The accounting for convertible debt with the settlement features contained in our New Notes is addressed in FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, with respect to the accounting for Instrument C. This guidance clarifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. We are contractually obligated to settle the conversion obligations of the New Notes consistent with Instrument C. Because the accreted value of the New Notes will be settled for cash upon the conversion, only the conversion spread (the excess conversion value over the accreted value), which will be settled in stock, results in potential dilution in our earnings per share computations. (See further discussion of dilution related to the Existing Notes and the New Notes in Note 11. Earnings Per Common Share. See also Note 16. for further discussion of the adoption of FSP APB 14-1.)

The balance sheet classification of the New Notes between short-term and long-term is dependent upon certain conversion triggers, as defined in the applicable indenture. The contingent convertible notes include a provision whereby the note holder can require immediate conversion of the notes if, among other reasons, our credit rating for the new notes assigned by Moody’s is lower than B2 or if our credit rating for the new notes assigned by S&P is lower than B. At December 31, 2008, our credit rating was CC as assigned by S&P, meeting the conversion trigger, and accordingly, the contingent convertible notes have been classified as a short-term liability in the accompany consolidated balance sheets. Based upon this particular conversion right and based upon an assumed market price of our stock of $3 per share which approximates the current market price, our aggregate obligation for full satisfaction of the $386.8 million par value of contingent convertible notes would require cash payments of $27.9 million.

At December 31, 2007, no conversion triggers had been met. Accordingly, based on the effective maturity date, this obligation has been classified as a long-term liability in the accompanying 2007 consolidated balance sheet. The future balance sheet classification of these liabilities will be monitored at each reporting date, and will be determined based on an analysis of the various conversion rights described above.

Industrial Development Bonds

We have loan guarantees, mortgages, and lease contracts in connection with the issuance of industrial development bonds (“IDBs”) used to acquire, construct or expand terminal facilities. Rates on these bonds range from 6.05% to 6.13%, with principal payments due through 2010.

Maturities

The principal maturities of total debt for the next five years and thereafter are as follows:

(in millions)	IDBs	Contingent convertible senior notes		USF Senior Notes		Term Loan	Revolver	ABS	Total
2009	$1.0	$386.8	(b)	$—		$38.5	$—	$147.0	$573.3
2010	6.0	—		150.0	(a)	—	—	—	156.0
2011	—	—		—		—	—	—	—
2012	—	—		—		111.5	515.0	—	626.5
2013	—	—		—		—	—	—	—
Thereafter	—	—		—		—	—	—	—

Total	$7.0	$386.8		$150.0		$150.0	$515.0	$147.0	$1,355.8

(a)	As discussed above, the USF senior notes due 2010 had a carrying value of $154.9 million at December 31, 2008, and a principal maturity value of $150.0 million.
(b)	As discussed above, the Contingent convertible senior notes due 2010 had a carrying value of $225.8 million at December 31, 2008, and a principal maturity value of $236.8 million. The Contingent convertible senior notes due 2012 had a carrying value and a principal maturity value of $150.0 million at December 31, 2008.

Based on the borrowing rates currently available to us for debt with similar terms and remaining maturities and the quoted market prices for the USF senior notes due 2010, contingent convertible senior notes and the Roadway senior notes (level two inputs for fair value measurements as defined in SFAS No. 157, “Fair Value Measurements”), the fair value of fixed-rate debt at December 31, 2008 and 2007, was approximately $212.7 million and $856.5 million, respectively. The carrying amount of such fixed-rate debt at December 31, 2008 and 2007, was $537.7 million and $884.8 million, respectively.

8. Stock Compensation Plans

We maintain a long-term incentive and equity award plan that provides for the issuance of stock-based compensation. In May 2008, our stockholders approved an amendment to this plan to increase the number of shares of Company common stock available for awards under the plan by 3 million shares (from 3.43 million to 6.43 million) and to eliminate the requirement that shares available for grant under the plan be reduced by two shares for each share to be issued pursuant to “full value awards”, which are restricted stock, share units, performance awards and other stock-based awards. As of December 31, 2008, 2.5 million shares remain available for issuance. The plan permits the issuance of restricted stock and share units, as well as options, stock appreciation rights, and performance stock and performance stock unit awards. Awards under the plan can be satisfied in cash or shares at the discretion of the Board of Directors. According to the plan provisions, the share units provide the holders the right to receive one share of our common stock upon vesting of one share unit. The plan requires the exercise price of any option equal to the closing market price of our common stock on the date of grant.

A summary of activity in our stock option plans is presented in the following table:

	Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2005	647	$24.87
Granted	—	—
Exercised	(185)	25.89
Forfeited / expired	(14)	26.04

Outstanding at December 31, 2006	448	$24.48
Granted	—	—
Exercised	(221)	22.59
Forfeited / expired	(11)	26.91

Outstanding at December 31, 2007	216	$26.29
Granted	1,046	18.81
Exercised	(3)	14.57
Forfeited / expired	(68)	21.18

Outstanding at December 31, 2008	1,191	$20.05	8.26	$—
Exercisable at December 31, 2008	200	26.18	3.61	—

The total intrinsic value of options exercised was not material for the year ended December 31, 2008. For the year ended December 31, 2007, the intrinsic value of options exercised was $4.7 million.

In May 2008, we granted option awards to purchase approximately 1.0 million shares of our common stock to approximately 2,200 employees. This one-time grant was made in lieu of a portion of the employees’ annual incentive opportunity for 2008. The options vest in one-third increments on January 1, 2009, 2010 and 2011, and expire ten years from the date of the grant. The fair value of each option was estimated on the date of grant using the Black-Scholes-Merton pricing model. Expected volatilities are estimated using historical volatility of our common stock. We use historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

We valued the options granted in 2008 using the above described model with the following weighted average assumptions:

2008
Dividend yield	—%
Expected volatility	48.1%
Risk-free interest rate	2.7%
Expected option life (years)	3.0
Fair value per option	$6.59

During the years ended December 31, 2007 and 2006, we did not grant any option awards.

The following table summarizes information about stock options outstanding as of December 31, 2008:

	Options Outstanding			Options Exercisable
Range of exercise prices	Shares (in thousands)	Weighted Average Remaining Contractual Years	Weighted Average Exercise price	Shares (in thousands)	Weighted Average Exercise price
$ 0.00 – 14.07	4	1.55	$14.06	4	$14.06
$ 14.08 – 22.66	1,050	8.90	18.65	58	15.90
$ 22.67 – 31.58	109	3.84	28.32	110	28.32
$ 31.59 and over	28	6.52	41.30	28	41.30

A summary of the activity of our nonvested restricted awards and share units is presented in the following table:

	Shares (in thousands)	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2005	756	$47.50
Granted	352	47.10
Vested	(106)	47.47
Forfeited	(14)	47.47

Nonvested at December 31, 2006	988	47.36
Granted	307	39.99
Vested	(178)	40.06
Forfeited	(36)	47.60

Nonvested at December 31, 2007	1,081	46.46
Granted	519	14.99
Vested	(367)	48.88
Forfeited	(58)	36.06

Nonvested at December 31, 2008	1,175	$32.32

We recognize expense on a straight-line basis over the vesting term. The vesting provisions for the restricted stock units and the related number of units awarded during the year ended December 31 are as follows:

		Units (in thousands)
Vesting Terms		2008	2007	2006
•	50% to vest over three years with remaining 50% to vest over six years from the date of grant	—	—	142

•	100% on the third anniversary of the date of grant	482	275	147

•	Ratably over three years	37	32	29

•	40% in the first year, 30% each year for the next two years	—	—	2

•	100% on the fifth anniversary of the date of grant	—	—	32

Total restricted stock units granted		519	307	352

As of December 31, 2008 and 2007, there was $9.3 million and $13.8 million, respectively of unrecognized compensation expense related to nonvested share-based compensation arrangements. That expense is expected to be recognized over a weighted-average period of 2.0 years. The fair value of nonvested shares is determined based on the closing trading price of our shares on the grant date. The fair value of shares vested during the years ended December 31, 2008 and 2007, was $18.2 million and $7.1 million, respectively.

9. Income Taxes

We use the liability method to reflect income taxes on our financial statements. We recognize deferred tax assets and liabilities by applying enacted tax rates to the differences between the carrying value of existing assets and liabilities and their respective tax basis and to loss carryforwards. Realizable tax credit carryforwards are recorded as deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change occurs, other than certain changes related to business combinations. We assess the validity of deferred tax assets and loss and tax credit carryforwards and provide valuation allowances when we determine it is more likely than not that such assets, losses or credits will not be realized. We have not recognized deferred taxes relative to foreign subsidiaries’ earnings that are deemed to be permanently reinvested. Any related taxes associated with such earnings are not material.

Deferred tax liabilities (assets) were comprised of the following at December 31:

(in millions)	2008	2007
Depreciation	$489.3	$433.5
Prepaid expenses and other	17.5	17.5
Revenue on shipments in transit	22.2	34.8
Intangibles	42.7	192.0
Other	57.4	65.6

Gross tax liabilities	629.1	743.4

Claims and insurance	(186.3)	(87.1)
Allowance for doubtful accounts	(10.8)	(13.9)
Net operating loss carryforwards	(82.1)	—
Employee benefit accruals	(197.4)	(105.7)
Revenue reserves	(5.8)	(10.3)
Other	(37.8)	(40.7)

Gross tax assets	(520.2)	(257.7)

Net tax liability	$108.9	$485.7

Current income tax receivable was $45.8 million and $77.5 million as of December 31, 2008 and 2007, respectively, and is included in “Prepaid expenses and other” in the accompanying balance sheets.

As of December 31, 2008, the Company has a net operating loss of approximately $260.6 million for tax purposes. The Company anticipates carrying back approximately $98.8 million of this amount to 2006 and 2007. The remaining amount, approximately $161.8 million, will be carried forward and may offset future taxable income through 2028. As of December 31, 2008, the Company has foreign tax credit carrryforwards of approximately $7.4 million. If unused, these carryforwards will expire between 2014 and 2018.

A reconciliation between income taxes at the federal statutory rate and the consolidated effective tax rate follows:

	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net	0.5	0.2	2.7
Goodwill impairment	(21.0)	(34.1)	—
Nondeductible business expenses	(0.4)	(0.7)	1.1
Foreign tax credit and rate differential	(1.4)	(0.1)	0.2
Alternative fuel tax credit	0.6	1.4	—
Other, net	1.5	0.5	0.3

Effective tax rate	14.8%	2.2%	39.3%

The income tax provision (benefit) consisted of the following:

(in millions)	2008	2007	2006
Current:
U.S federal	$(18.6)	$(22.3)	$6.5
State	3.6	(4.4)	1.2
Foreign	4.3	4.8	10.4

Current income tax provision (benefit)	$(10.7)	$(21.9)	$18.1

Deferred:
U.S federal	$(140.4)	$4.3	$142.8
State	(17.2)	2.4	19.1
Foreign	(1.9)	0.8	(1.8)

Deferred income tax provision (benefit)	$(159.5)	$7.5	$160.1

Income tax provision (benefit)	$(170.2)	$(14.4)	$178.2

Based on the income (loss) before income taxes:
Domestic	$(1,108.8)	$(665.8)	$438.3
Foreign	(37.8)	11.0	14.6

Income (loss) before income taxes	$(1,146.6)	$(654.8)	$452.9

Uncertain Tax Positions

A rollforward of the total amount of unrecognized tax benefits for the years ended December 31 is as follows:

(in millions)	2008	2007
Unrecognized tax benefits at January 1	$75.9	$78.3

Increases related to:
Tax positions taken during a prior period	6.4	1.4
Tax positions taken during the current period	119.1	1.8

Decreases related to:
Tax positions taken during a prior period	(2.2)	(5.0)
Lapse of applicable statute of limitations	(0.1)	—
Settlements with taxing authorities	0.7	(0.6)

Unrecognized tax benefits at December 31	$199.8	$75.9

Included in the $199.8 million of unrecognized tax benefits at December 31, 2008, was $80.7 million of benefits that, if recognized, would affect the effective tax rate. We accrued $5.6 million of interest on uncertain tax positions during each of the years ended December 31, 2008 and 2007, and the total amount of interest accrued for uncertain tax positions is $13.0 million and $7.4 million as of December 31, 2008 and 2007, respectively. We have not accrued any penalties relative to uncertain tax positions. We have elected to treat interest and penalties on uncertain tax positions as interest expense and other operating expenses, respectively. Amounts recorded for unrecognized tax benefits are included in “Other current and accrued liabilities” in the accompanying balance sheets.

Reasonably possible changes in the next twelve months in the amount of unrecognized tax benefits relate to the following tax positions:

The United States Internal Revenue Service (“IRS”) has audited the Company’s 2005 tax return and proposed an adjustment relative to the deduction claimed for contributions to union pension plans. We have protested the adjustment. The additional tax that could result from the adjustment is approximately $51.1 million.

The IRS has audited certain pre-acquisition tax returns for a consolidated group acquired in 2005 and disallowed a 2002 loss related to the disposition of the stock of a member of that group. We believe the loss is fully deductible and have protested the IRS adjustment. The additional tax that could result should the loss ultimately be totally denied is approximately $36.5 million.

In connection with their audit of the Company’s 2005 tax return, the IRS has proposed adjustments relative to certain transactions of our captive insurance company, YRC Assurance. We believe the proposed adjustments are not valid and have filed a written protest in connection with the 2005 tax return. As a result of a change in 2008 from the facts of 2005, additional deductions claimed by YRC Assurance may be at risk. The cumulative additional tax that could result should certain deductions become disallowed for the 2008 tax return could range up to approximately $117.2 million.

Tax years that remain subject to examination for our major tax jurisdictions as of December 31, 2008:

	YRC Worldwide	Pre-acquisition tax years
		USF Corporation (a)	Roadway (b)
Statute remains open	2004-2008	2000-2005	2001-03

Tax years currently under examination/exam completed	2004-2005	2000-2005	2001-03

Tax years not examined	2006-2008	None	None

(a)	Years ending on or before May 24, 2005.
(b)	Years ending on or before December 11, 2003.

10. Business Segments

We report financial and descriptive information about our reportable operating segments on a basis consistent with that used internally for evaluating segment performance and allocating resources to segments. We evaluate performance primarily on operating income and return on capital.

During the second quarter 2008, we modified our internal reporting process and in turn, reassessed our segment reporting. As a result of this process we now report four operating segments as compared to three segments before the change. The revised segment reporting is reflected throughout this report for all periods presented. Historical amounts are presented in a manner that is consistent with the revised segment reporting.

We have four reportable segments, which are strategic business units that offer complementary transportation services to their customers. National Transportation includes carriers that provide comprehensive regional, national and international transportation services. Regional Transportation is comprised of carriers that focus primarily on business opportunities in the regional and next-day delivery markets. YRC Logistics provides domestic and international freight forwarding, distribution, cross-dock services, multi-modal brokerage services and transportation management services. Truckload, our new segment previously included in the Regional Transportation segment, consists of Glen Moore, a domestic truckload carrier.

The accounting policies of the segments are the same as those described in the Principles of Consolidation and Summary of Accounting Policies note. We charge management fees and other corporate services to our segments based on the direct benefits received or as a percentage of revenue. Corporate and other operating losses represent operating expenses of the holding company, including compensation and benefits and professional services for all periods presented. In 2008, corporate operating losses included $2.6 million of stock compensation expense as well as $4.8 million of software write offs. In 2007, corporate operating losses included executive severance of $9.5 million offset by reduced professional services fees and stock compensation expense totaling $3.5 million. In 2006, corporate operating losses included $13.3 million of expense related to USF Red Star multi-employer pension plan withdrawal liabilities and $1.6 million of reorganization charges. Corporate identifiable assets primarily refer to cash, cash equivalents, technology assets and deferred debt issuance costs as well as our investment in JHJ. Intersegment revenue relates to transportation services between our segments.

Revenue from foreign sources totaled $422.3 million, $385.5 million, and $370.2 million in 2008, 2007 and 2006, respectively, and is largely derived from Canada, United Kingdom, Asia, Latin America and Mexico. Long-lived assets located in foreign countries totaled $24.2 million, $27.6 million and $25.8 million at December 31, 2008, 2007 and 2006, respectively.

The following table summarizes our operations by business segment:

(in millions)	National Transportation	Regional Transportation	YRC Logistics	Truckload	Corporate / Eliminations	Consolidated
2008
External revenue	$6,303.2	$1,973.4	$584.6	$79.2	$—	$8,940.4
Intersegment revenue	1.7	0.7	37.1	41.3	(80.8)	—
Operating income (loss)	(749.4)	(147.8)	(149.9)	(11.6)	(15.4)	(1,074.1)
Identifiable assets	2,362.6	1,207.8	229.3	71.4	95.0	3,966.1
Capital expenditures, net	52.3	(3.8)	(27.9)	(0.5)	14.6	34.7
Depreciation and amortization	138.7	66.5	15.9	10.5	32.7	264.3
Impairment charges	776.7	89.7	157.0	—	—	1,023.4

2007
External revenue	$6,654.7	$2,280.4	$597.0	$89.2	$—	$9,621.3
Intersegment revenue	3.1	—	26.2	23.7	(53.0)	—
Operating income (loss)	159.3	(700.8)	5.2	(5.9)	(22.9)	(565.1)
Identifiable assets	3,139.1	1,424.0	426.4	80.9	(7.8)	5,062.6
Capital expenditures, net	174.0	81.7	18.6	15.0	49.1	338.4
Depreciation and amortization(a)	142.4	67.6	15.8	9.9	19.9	255.6
Impairment charges	76.6	705.3	—	—	—	781.9

2006
External revenue	$6,873.6	$2,333.6	$603.7	$107.8	$—	$9,918.7
Intersegment revenue	5.0	—	6.0	25.5	(36.5)	—
Operating income (loss)	423.3	133.6	13.7	8.6	(33.8)	545.4
Identifiable assets	3,269.1	2,101.0	413.5	78.2	(10.0)	5,851.8
Capital expenditures, net	211.9	31.5	16.3	15.4	28.0	303.1
Depreciation and amortization	159.6	74.4	14.7	8.4	17.1	274.2

(a)	Included in the depreciation and amortization balance in the National Transportation segment for 2007 is approximately $9 million of allocated costs related to certain abandoned technology projects previously considered in-process. As National Transportation moves to a common technology platform, these projects were identified as non-strategic and not a part of the future direction of the reporting unit.

11. Earnings per Common Share

We present both basic and diluted earnings per share (“EPS”) amounts. Basic EPS is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted EPS is based upon the weighted average number of common and common equivalent shares outstanding during the year which is calculated using the treasury stock method for stock options and restricted stock units and assumes conversion of our convertible senior notes based on the related fiscal year financial data.

(in thousands except per share data)	2008	2007	2006
Numerator:
Net income (loss) for basic earnings (loss) per share	$(976,373)	$(640,362)	$274,651
Interest expense on convertible senior notes (net of tax)	—	—	182

Net income (loss) for diluted earnings (loss) per share	(976,373)	(640,362)	274,833

Denominator:
Weighted average number of common shares outstanding (basic)	57,583	57,154	57,361
Weighted average dilutive stock options and restricted stock units	—	—	470
Assumed conversion of convertible senior notes	—	—	508

Weighted average number of common and common equivalent shares outstanding (diluted)	57,583	57,154	58,339

Basic earnings (loss) per share	$(16.96)	$(11.20)	$4.79

Diluted earnings (loss) per share	$(16.96)	$(11.20)	$4.71

The impacts of certain options and restricted stock units were excluded from the calculation of diluted earnings per share because the effects are antidilutive. In addition, the computation of the assumed conversion of the convertible senior notes includes inputs of the year-to-date average stock price relative to the stated conversion price. If this relationship is such that the year-to-date average stock price is less then the stated conversion price, the computed shares would be antidilutive under the treasury stock method.

Antidilutive options and share units were 2,366,000, 1,297,000 and 23,000 at December 31, 2008, 2007 and 2006, respectively. Antidilutive convertible senior note conversion shares were 20,581,000, 2,128,000 and 348,000 at December 31, 2008, 2007 and 2006, respectively.

12. Common Stock Repurchase Program

In April 2006, our Board of Directors approved a stock repurchase program that authorized the Company to repurchase up to $100 million of our common stock. During 2007, the Company purchased 1.1 million shares under this program at a weighted-average cost of $31.13 per share for a total cost of $35.0 million. In 2006, the Company purchased 521,100 shares under this program at a weighted-average cost of $38.34 per share for a total cost of $20.0 million. At December 31, 2008, $45 million remains available under the authorized program. Our current Credit Agreement restricts our ability to purchase additional shares under this program.

13. Commitments, Contingencies, and Uncertainties

Financial Matters

We incur rental expenses under noncancelable lease agreements for certain buildings and operating equipment. Rental expense is charged to “Operating expense and supplies” or “Purchased transportation” on the accompanying statements of operations. Rental expense was $156.8 million, $144.6 million, and $157.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

At December 31, 2008, we were committed under noncancelable lease agreements requiring minimum annual rentals payable as follows:

(in millions)	2009	2010	2011	2012	2013	Thereafter
Minimum annual rentals	$106.1	$76.8	$51.4	$29.3	$15.9	$17.0

We expect in the ordinary course of business that leases will be renewed or replaced as they expire. The leases provide for fixed and escalating rentals and contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts. We record rent expense for our operating leases on a straight-line basis over the base term of the lease agreements. In many cases our leases are entered into by a subsidiary and a parent guarantee is issued. The maximum potential amount of undiscounted future payments under the guarantee are the same as the minimum annual rentals disclosed above.

Projected 2009 net capital expenditures are expected to be $25 to $50 million of which approximately $15.5 million was committed at December 31, 2008.

Class Action Lawsuit

On July 30, 2007, Farm Water Technological Services, Inc. d/b/a Water Tech, and C.B.J.T. d/b/a Agricultural Supply, on behalf of themselves and other plaintiffs, filed a putative class action lawsuit against the Company and 10 other companies engaged in the LTL trucking business in the United States District Court for the Southern District of California. Since that time, other plaintiffs have filed similar cases in various courts across the nation. In December 2007, the courts consolidated these cases in the United States District Court for the Northern District of Georgia. The plaintiffs allege that the defendants, including the Company, conspired to fix fuel surcharges in violation of federal antitrust law and seek unspecified treble damages, injunctive relief, attorneys’ fees and costs of litigation. The Company believes that its fuel surcharge practices are lawful and these suits are without factual basis or legal merit. An appropriate defense has begun, and the Company intends to defend these allegations vigorously. In January 2009, the court dismissed the plaintiffs’ consolidated action without prejudice for failure to show sufficient facts to state a claim. The court has allowed the plaintiffs an opportunity to revise their complaint and refile it by March 2009. Given that the actions are at a very preliminary stage, the Company is not able to determine that any potential liability that might result is probable or estimatable and, therefore, the Company has not recorded a liability related to the actions. If an adverse outcome were to occur, it could have a material adverse effect on the Company’s consolidated financial condition, cash flows and results of operations.

Grupo Almex

On May 18, 2007, the Company settled the arbitration proceedings initiated against the Company by Gustavo Gonzalez Garcia and various members of his family (the “Gonzalez Family”) and Autolineas Mexicanas, S.A. de C.V., Servicios Gerenciales del Norte, S.A. de C.V. and Logistica ALM, S.A. de C.V. (collectively, “Grupo Almex”). Pursuant to the settlement, the Company paid the Gonzalez Family and Grupo Almex $2.0 million and forgave approximately $9.3 million of debt that Soflex, S. de R.L. de C.V. (“Soflex”) owed to the Company pursuant to a series of notes. The Gonzalez Family wholly owns Soflex. The notes from Soflex were written off as uncollectible debt in 2005 as part of the Company’s acquisition consideration for USF Corporation. The Company accrued $0.6 million in 2006 of the $2.0 million settlement. The remaining $1.4 million was expensed in 2007 and is included in “Reorganization and settlements” in the accompanying consolidated statement of operations.

USF Red Star

In 2004, USF Red Star, a USF subsidiary that operated in the Northeastern U.S was shut down. We acquired USF in 2005. Due to the shutdown, USF, now our wholly owned subsidiary, was subject to withdrawal liability under the Multi-Employer Pension Plan Amendment Act of 1980 for six multi-employer pension plans. Based on information that USF had received from these plans, we estimated that USF Red Star could be liable for up to approximately $79 million. However, we also estimated that approximately $13 million of this liability could be abated because of contributions that Yellow Transportation, Roadway, New Penn and USF Holland made to one of these six plans. Thus, at the May 2005 purchase date, we reserved approximately $66 million, representing the present value, for these liabilities. We recognized those liabilities as an obligation assumed on the acquisition date of USF, resulting in additional goodwill.

During 2006, we received notification of the successful abatement of one of the six plans. As a result, payments of approximately $2.9 million previously remitted to the plan and held in escrow were returned to us. Further, we received notification that a plan previously thought to be abated in fact was not abated resulting in a $13.3 million charge ($8.1 million net of tax) during the year ended December 31, 2006, to establish the required liability. Our USF Red Star withdrawal liability at December 31, 2006, was $59.1 million and was presented in “Claims and other liabilities” in the consolidated balance sheets. During the year ended December 31, 2007, we reached a settlement agreement with all of the remaining plans aside from the plan that denied our abatement claim in 2006. As a part of the settlements, we agreed to pay $35.8 million to be released from the obligations. As we previously accrued $42.2 million for these obligations, resulting gains on settlement of $6.4 million were recorded during 2007 and are included in “Reorganization and settlements” in the accompanying consolidated statement of operations. Our USF Red Star withdrawal liability at December 31, 2008 and 2007, is $7.2 million and $8.2 million, respectively. We are continuing to review the details of the remaining fund obligation and may contest all or a portion of the liability. Until further resolution the expected annual cash flow relative to this liability is approximately $1.7 million.

Other Legal Matters

We are involved in other litigation or proceedings that arise in ordinary business activities. We insure against these risks to the extent deemed prudent by our management, but no assurance can be given that the nature and amount of such insurance will be sufficient to fully indemnify us against liabilities arising out of pending and future legal proceedings. Many of these insurance policies contain self-insured retentions in amounts we deem prudent. Based on our current assessment of information available as of the date of these financial statements, we believe that our financial statements include adequate provisions for estimated costs and losses that may be incurred with regard to the litigation and proceedings to which we are a party.

Environmental Matters

Remediation costs are accrued based on estimates of known environmental remediation exposure using currently available facts, existing environmental permits and technology and presently enacted laws and regulations. Our estimates of costs are developed based on internal evaluations and, when necessary, recommendations from external environmental consultants. These accruals are recorded when it is probable that we will be obligated to pay amounts for environmental site evaluation, remediation or related costs, and the amounts can be reasonably estimated. If the obligation can only be estimated within a range, we accrue the minimum amount in the range. These accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. See additional discussion under “Environmental Matters” in “Item 1, Business” and under “Asset Retirement Obligations” in the “Principles of Consolidation and Summary of Accounting Policies” note to our consolidated financial statements.

14. Subsequent Events

On January 2, 2009, we awarded to our non-union employees options to purchase up to an aggregate of 5.3 million shares of our common stock at an exercise price equal to $3.34 per share. The options will vest at the rate of 25% per year and will expire in 10 years. The options were granted subject to shareholder approval as a part of our annual shareholder meeting which is planned for May 2009. If such approval is not granted, the options automatically terminate.

On January 2, 2009, we also adopted a Non-Union Employee Stock Appreciation Right Plan that awarded up to 5.3 million cash settled SARs. These SARs vest over the same four year period discussed above and automatically terminate if the Non-Union Employee Option Plan is approved by our shareholders.

On January 30, 2009, we closed on the first part of the sale and financing leaseback transaction pursuant to our Real Estate Sales Contract, effective December 19, 2008, with NATMI Truck Terminals, LLC (“NATMI”). We received approximately $101.1 million of net proceeds at the first closing. On February 13, 2009, we received an additional $9.0 million of net proceeds under this contract. We expect to close on the remaining part of this transaction and receive approximately $50 million, subject to the satisfaction of normal and customary due diligence and related conditions, including NATMI’s right to elect not to acquire any of the remaining subject facilities in its sole discretion during the inspection period. We will account for the proceeds as a financing transaction, therefore, the assets remain on the balance sheet and a lease obligation will be recorded as long-term debt. The Company will recognize the lease payments through debt reduction and interest expense with no impact to depreciation expense.

On February 12, 2009, we formalized a Union Employee Option plan that provides for a grant of up to 11.4 million options to purchase our common stock at an exercise price equal to $3.74 per share. As a part of the union wage reduction, previously described, we agreed to award a certain equity interest to all effected union employees. These options vest over a twelve month period beginning generally throughout January 2009, the dates in which each of the respective unions ratified the wage reduction. These options are subject to shareholder approval as a part of our annual shareholder meeting which is planned for May 2009. If such approval is not granted, the options automatically terminate.

On February 12, 2009, we also formalized the Union Employee Stock Appreciation Right Plan that provides for a grant of up to 11.4 million cash settled SARs. These SARs vest over the same twelve month period discussed above and automatically terminate if the Union Employee Option Plan is approved by our shareholders.

On February 12, 2009, we amended our Credit Agreement and renewed our ABS Facility as discussed in “Debt and Financing” in the notes to the consolidated financial statements. On February 27, 2009, we further amended our ABS Facility as discussed in the note referenced herein.

On February 13, 2009, we entered into agreements to sell certain real estate assets for approximately $122 million under sale and leaseback type transactions with Estes Express Lines, subject to the satisfaction of normal and customary due diligence. We expect to close on these agreements at various points through June 2009.

15. Condensed Consolidating Financial Statements

Guarantees of the Contingent Convertible Senior Notes

In August 2003, YRC Worldwide issued 5.0% contingent convertible senior notes due 2023. In November 2003, we issued 3.375% contingent convertible senior notes due 2023. In December 2004, we completed exchange offers pursuant to which holders of the contingent convertible senior notes could exchange their notes for an equal amount of net share settled contingent convertible senior notes. Substantially all notes were exchanged as part of the exchange offers. In connection with the net share settled contingent convertible senior notes, the following 100% owned subsidiaries of YRC Worldwide have issued guarantees in favor of the holders of the net share settled contingent convertible senior notes: YRC Inc., YRC Worldwide Technologies, Inc., YRC Logistics, Inc., YRC Logistics Global, LLC, Globe.com Lines, Inc., Roadway LLC, and Roadway Next Day Corporation. Each of the guarantees is full and unconditional and joint and several.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following represents condensed consolidating financial information as of December 31, 2008 and 2007, with respect to the financial position and for the years ended December 31, 2008, 2007 and 2006, for results of operations and cash flows of YRC Worldwide and its subsidiaries. The Parent column presents the financial information of YRC Worldwide, the primary obligor of the contingent convertible senior notes. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the net share settled contingent convertible senior notes. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheets

December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$295	$9	$21	$—	$325
Intercompany advances receivable	—	(71)	71	—	—
Accounts receivable, net	2	(16)	858	(7)	837
Prepaid expenses and other	25	203	70	—	298

Total current assets	322	125	1,020	(7)	1,460
Property and equipment	—	2,914	1,064	—	3,978
Less – accumulated depreciation	—	(1,492)	(285)	—	(1,777)

Net property and equipment	—	1,422	779	—	2,201
Investment in subsidiaries	3,377	93	203	(3,673)	—
Receivable from affiliate	(712)	321	391	—	—
Goodwill and other assets	268	200	188	(351)	305

Total assets	$3,255	$2,161	$2,581	$(4,031)	$3,966

Intercompany advances payable	$283	$(105)	$25	$(203)	$—
Accounts payable	11	244	80	(1)	334
Wages, vacations and employees’ benefits	20	242	95	—	357
Claims and insurance accruals	38	25	108	—	171
Other current and accrued liabilities	18	132	171	(2)	319
Asset-backed securitization borrowings	—	—	147	—	147
Current maturities of long-term debt	414	1	—	—	415

Total current liabilities	784	539	626	(206)	1,743
Payable to affiliate	(47)	(23)	221	(151)	—
Long-term debt, less current portion	626	6	155	—	787
Deferred income taxes, net	20	199	24	—	243
Pension and postretirement	370	—	—	—	370
Claims and other liabilities	94	2	246	—	342
Commitments and contingencies
Shareholders’ equity	1,408	1,438	1,309	(3,674)	481

Total liabilities and shareholders’ equity	$3,255	$2,161	$2,581	$(4,031)	$3,966

December 31, 2007 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$26	$15	$17	$—	$58
Intercompany advances receivable	—	(65)	65	—	—
Accounts receivable, net	3	(25)	1,101	(5)	1,074
Prepaid expenses and other	76	99	71	—	246

Total current assets	105	24	1,254	(5)	1,378
Property and equipment	1	2,967	1,116	—	4,084
Less – accumulated depreciation	(1)	(1,468)	(235)	—	(1,704)

Net property and equipment	—	1,499	881	—	2,380
Investment in subsidiaries	3,280	93	203	(3,576)	—
Receivable from affiliate	(898)	488	410	—	—
Goodwill and other assets	258	985	412	(350)	1,305

Total assets	$2,745	$3,089	$3,160	$(3,931)	$5,063

Intercompany advances payable	$342	$(294)	$157	$(205)	$—
Accounts payable	12	264	112	—	388
Wages, vacations and employees’ benefits	29	285	112	—	426
Claims and insurance accruals	34	27	107	—	168
Other current and accrued liabilities	18	122	62	—	202
Asset-backed securitization borrowings	—	—	180	—	180
Current maturities of long-term debt	—	232	—	—	232

Total current liabilities	435	636	730	(205)	1,596
Payable to affiliate	(117)	44	223	(150)	—
Long-term debt, less current portion	540	7	261	—	808
Deferred income taxes, net	24	307	196	—	527
Pension and postretirement	180	—	—	—	180
Claims and other liabilities	84	3	244	—	331
Commitments and contingencies
Shareholders’ equity	1,599	2,092	1,506	(3,576)	1,621

Total liabilities and shareholders’ equity	$2,745	$3,089	$3,160	$(3,931)	$5,063

Condensed Consolidating Statements of Operations

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$6,237	$2,784	$(81)	$8,940

Operating expenses:
Salaries, wages and employees’ benefits	27	3,495	1,729	—	5,251
Operating expenses and supplies	(18)	1,362	641	(1)	1,984
Purchased transportation	—	800	356	(81)	1,075
Depreciation and amortization	—	168	96	—	264
Other operating expenses	—	286	124	—	410
Gains on property disposals, net	—	(11)	(8)	—	(19)
Reorganization and settlements	—	10	15	—	25
Impairment charges	—	775	249	—	1,024

Total operating expenses	9	6,885	3,202	(82)	10,014

Operating income (loss)	(9)	(648)	(418)	1	(1,074)

Nonoperating (income) expenses:
Interest expense	39	17	25	—	81
Interest income	(2)	—	(3)	—	(5)
Other, net	21	185	(211)	1	(4)

Nonoperating (income) expenses, net	58	202	(189)	1	72

Loss before income taxes	(67)	(850)	(229)	—	(1,146)
Income tax benefit	(24)	(112)	(34)	—	(170)

Net loss	$(43)	$(738)	$(195)	$—	$(976)

For the year ended December 31, 2007 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$45	$6,724	$3,233	$(381)	$9,621

Operating expenses:
Salaries, wages and employees’ benefits	35	3,797	1,909	—	5,741
Operating expenses and supplies	26	1,345	842	(348)	1,865
Purchased transportation	—	780	344	(35)	1,089
Depreciation and amortization	—	159	97	—	256
Other operating expenses	—	296	141	—	437
Gains on property disposals, net	—	(8)	2	—	(6)
Reorganization and settlements	10	7	5	—	22
Impairment charges	—	76	706	—	782

Total operating expenses	71	6,452	4,046	(383)	10,186

Operating income (loss)	(26)	272	(813)	2	(565)

Nonoperating (income) expenses:
Interest expense	39	18	35	—	92
Interest income	(3)	—	(1)	—	(4)
Other, net	30	195	(225)	2	2

Nonoperating (income) expenses, net	66	213	(191)	2	90

Income (loss) before income taxes	(92)	59	(622)	—	(655)
Income tax provision (benefit)	(27)	7	5	—	(15)

Net income (loss)	$(65)	$52	$(627)	$—	$(640)

For the year ended December 31, 2006 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$53	$8,429	$1,889	$(452)	$9,919

Operating expenses:
Salaries, wages and employees’ benefits	38	4,848	931	(81)	5,736
Operating expenses and supplies	35	1,615	488	(319)	1,819
Purchased transportation	—	840	271	(20)	1,091
Depreciation and amortization	—	215	59	—	274
Other operating expenses	—	370	66	—	436
Gains on property disposals, net	—	(6)	(2)	—	(8)
Reorganization and settlements	—	8	18	—	26

Total operating expenses	73	7,890	1,831	(420)	9,374

Operating income (loss)	(20)	539	58	(32)	545

Nonoperating (income) expenses:
Interest expense	37	29	25	—	91
Interest income	(1)	(1)	(1)	—	(3)
Other, net	21	151	(136)	(32)	4

Nonoperating (income) expenses, net	57	179	(112)	(32)	92

Income (loss) before income taxes	(77)	360	170	—	453
Income tax provision (benefit)	(7)	122	63	—	178

Net income (loss)	$(70)	$238	$107	$—	$275

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$40	$(59)	$239	$—	$220

Investing activities:
Acquisition of property and equipment	—	(120)	(42)	—	(162)
Proceeds from disposal of property and equipment	—	45	82	—	127
Investment in affiliate	—	—	(46)	—	(46)
Other	—	—	(6)	—	(6)

Net cash used in investing activities	—	(75)	(12)	—	(87)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(33)	—	(33)
Issuance of long-term debt	510	—	—	—	510
Repayment of long-term debt	—	(229)	(103)	—	(332)
Debt issuance costs	(11)	—	—	—	(11)
Intercompany advances / repayments	(270)	357	(87)	—	—

Net cash provided by (used in) financing activities	229	128	(223)	—	134

Net increase (decrease) in cash and cash equivalents	269	(6)	4	—	267
Cash and cash equivalents, beginning of year	26	15	17	—	58

Cash and cash equivalents, end of year	$295	$9	$21	$—	$325

For the year ended December 31, 2007 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(219)	$417	$195	$—	$393

Investing activities:
Acquisition of property and equipment	—	(251)	(143)	—	(394)
Proceeds from disposal of property and equipment	—	23	32	—	55
Other	(2)	1	(1)	—	(2)

Net cash used in investing activities	(2)	(227)	(112)	—	(341)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(45)	—	(45)
Issuance of long-term debt	154	—	1	—	155
Repayment of long-term debt	(150)				(150)
Debt issuance costs	(1)	—	—	—	(1)
Treasury stock purchases	(35)	—	—	—	(35)
Proceeds from exercise of stock options	6	—	—	—	6
Intercompany advances / repayments	253	(196)	(57)	—	—

Net cash provided by (used in) financing activities	227	(196)	(101)	—	(70)

Net increase (decrease) in cash and cash Equivalents	6	(6)	(18)	—	(18)
Cash and cash equivalents, beginning of year	20	21	35	—	76

Cash and cash equivalents, end of year	$26	$15	$17	$—	$58

For the year ended December 31, 2006 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(97)	$154	$475	$—	$532

Investing activities:
Acquisition of property and equipment	—	(325)	(53)	—	(378)
Proceeds from disposal of property and equipment	—	17	58	—	75
Acquisition of companies	(26)	—	—	—	(26)
Other	—	6	(6)	—	—

Net cash used in investing activities	(26)	(302)	(1)	—	(329)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(150)	—	(150)
Repayment of long-term debt	(45)	—	—	—	(45)
Treasury stock purchases	(20)	—	—	—	(20)
Proceeds from exercise of stock options	6	—	—	—	6
Intercompany advances / repayments	182	151	(333)	—	—

Net cash provided by (used in) financing activities	123	151	(483)	—	(209)

Net increase (decrease) in cash and cash equivalents	—	3	(9)	—	(6)
Cash and cash equivalents, beginning of year	20	18	44	—	82

Cash and cash equivalents, end of year	$20	$21	$35	$—	$76

Guarantees of the Senior Notes Due 2010

In connection with the senior notes due 2010 that Regional Transportation assumed by virtue of the Company’s acquisition of USF Corporation, YRC Worldwide and its following 100% owned subsidiaries have issued guarantees in favor of the holders of the senior notes due 2010: USF Sales Corporation, USF Holland Inc., USF Reddaway Inc., USF Glen Moore Inc., YRC Logistics Services, Inc. and IMUA Handling Corporation. Each of the guarantees is full and unconditional and joint and several.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that such separate financial statements and related disclosures would be material to investors. (There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor subsidiary to obtain funds from its subsidiaries by dividend or loan).

The following represents condensed consolidating financial information of YRC Worldwide and its subsidiaries as of December 31, 2008 and 2007, with respect to the financial position and for the years ended December 31, 2008, 2007 and 2006, for results of operations and cash flows. The primary obligor column presents the financial information of Regional Transportation. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the senior notes due 2010, including YRC Worldwide. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheets

December 31, 2008 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$299	$26	$—	$325
Intercompany advances receivable	—	(7)	7	—	—
Accounts receivable, net	—	5	846	(14)	837
Prepaid expenses and other	(6)	110	194	—	298

Total current assets	(6)	407	1,073	(14)	1,460
Property and equipment	—	869	3,109	—	3,978
Less – accumulated depreciation	—	(212)	(1,565)	—	(1,777)

Net property and equipment	—	657	1,544	—	2,201
Investment in subsidiaries	218	3,376	8	(3,602)	—
Receivable from affiliate	392	(912)	520	—	—
Goodwill and other assets	64	273	319	(351)	305

Total assets	$668	$3,801	$3,464	$(3,967)	$3,966

Intercompany advances payable	$65	$181	$(46)	$(200)	$—
Accounts payable	5	49	288	(8)	334
Wages, vacations and employees’ benefits	—	94	263	—	357
Claims and insurance accruals	—	43	128	—	171
Other current and accrued liabilities	21	38	265	(5)	319
Asset-backed securitization borrowings	—	—	147	—	147
Current maturities of long-term debt	—	414	1	—	415

Total current liabilities	91	819	1,046	(213)	1,743
Payable to affiliate	—	26	125	(151)	—
Long-term debt, less current portion	155	626	6	—	787
Deferred income taxes, net	18	129	96	—	243
Pension and postretirement	—	370	—	—	370
Claims and other liabilities	1	98	243	—	342
Commitments and contingencies
Shareholders’ equity	403	1,733	1,948	(3,603)	481

Total liabilities and shareholders’ equity	$668	$3,801	$3,464	$(3,967)	$3,966

December 31, 2007 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$29	$29	$—	$58
Intercompany advances receivable	—	(11)	11	—	—
Accounts receivable, net	—	7	1,084	(17)	1,074
Prepaid expenses and other	(5)	153	98	—	246

Total current assets	(5)	178	1,222	(17)	1,378
Property and equipment	2	914	3,168	—	4,084
Less – accumulated depreciation	(2)	(165)	(1,537)	—	(1,704)

Net property and equipment	—	749	1,631	—	2,380
Investment in subsidiaries	218	3,279	9	(3,506)	—
Receivable from affiliate	490	(1,183)	693	—	—
Goodwill and other assets	160	373	1,122	(350)	1,305

Total assets	$863	$3,396	$4,677	$(3,873)	$5,063

Intercompany advances payable	$65	$119	$16	$(200)	$—
Accounts payable	9	82	306	(9)	388
Wages, vacations and employees’ benefits	3	114	309	—	426
Claims and insurance accruals	—	41	127	—	168
Other current and accrued liabilities	23	37	150	(8)	202
Asset-backed securitization borrowings	—	—	180	—	180
Current maturities of long-term debt	—	—	232	—	232

Total current liabilities	100	393	1,320	(217)	1,596
Payable to affiliate	—	(45)	195	(150)	—
Long-term debt, less current portion	260	541	7	—	808
Deferred income taxes, net	52	132	343	—	527
Pension and postretirement	—	180	—	—	180
Claims and other liabilities	—	85	246	—	331
Commitments and contingencies
Shareholders’ equity	451	2,110	2,566	(3,506)	1,621

Total liabilities and shareholders’ equity	$863	$3,396	$4,677	$(3,873)	$5,063

Condensed Consolidating Statements of Operations

For the year ended December 31, 2008 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$2,040	$6,956	$(56)	$8,940

Operating expenses:
Salaries, wages and employees’ benefits	3	1,230	4,018	—	5,251
Operating expenses and supplies	(10)	607	1,389	(2)	1,984
Purchased transportation	—	85	1,046	(56)	1,075
Depreciation and amortization	7	68	189	—	264
Other operating expenses	—	107	303	—	410
Gains on property disposals, net	—	(8)	(11)	—	(19)
Reorganization and settlements	—	13	12	—	25
Impairment charges	90	109	825	—	1,024

Total operating expenses	90	2,211	7,771	(58)	10,014

Operating income (loss)	(90)	(171)	(815)	2	(1,074)

Nonoperating (income) expenses:
Interest expense	15	39	27	—	81
Interest income	—	(2)	(3)	—	(5)
Other, net	(29)	97	(74)	2	(4)

Nonoperating (income) expenses, net	(14)	134	(50)	2	72

Loss before income taxes	(76)	(305)	(765)	—	(1,146)
Income tax benefit	(26)	(75)	(69)	—	(170)

Net loss	$(50)	$(230)	$(696)	$—	$(976)

For the year ended December 31, 2007 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$22	$2,362	$7,612	$(375)	$9,621

Operating expenses:
Salaries, wages and employees’ benefits	8	1,397	4,336	—	5,741
Operating expenses and supplies	5	654	1,554	(348)	1,865
Purchased transportation	—	122	996	(29)	1,089
Depreciation and amortization	8	67	181	—	256
Other operating expenses	—	121	316	—	437
Gains on property disposals, net	—	(1)	(5)	—	(6)
Reorganization and settlements	1	13	8	—	22
Impairment charges	646	—	136		782

Total operating expenses	668	2,373	7,522	(377)	10,186

Operating income (loss)	(646)	(11)	90	2	(565)

Nonoperating (income) expenses:
Interest expense	16	38	38	—	92
Interest income	—	(3)	(1)	—	(4)
Other, net	(42)	127	(85)	2	2

Nonoperating (income) expenses, net	(26)	162	(48)	2	90

Income (loss) before income taxes	(620)	(173)	138	—	(655)
Income tax provision (benefit)	(17)	(55)	57	—	(15)

Net income (loss)	$(603)	$(118)	$81	$—	$(640)

For the year ended December 31, 2006 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$22	$2,440	$7,913	$(456)	$9,919

Operating expenses:
Salaries, wages and employees’ benefits	8	1,381	4,428	(81)	5,736
Operating expenses and supplies	6	624	1,508	(319)	1,819
Purchased transportation	—	137	978	(24)	1,091
Depreciation and amortization	8	72	194	—	274
Other operating expenses	—	115	321	—	436
Gains on property disposals, net	—	(2)	(6)	—	(8)
Reorganization and settlements	—	1	25	—	26

Total operating expenses	22	2,328	7,448	(424)	9,374

Operating income (loss)	—	112	465	(32)	545

Nonoperating (income) expenses:
Interest expense	15	37	39	—	91
Interest income	—	(1)	(2)	—	(3)
Other, net	(24)	101	(41)	(32)	4

Nonoperating (income) expenses, net	(9)	137	(4)	(32)	92

Income (loss) before income taxes	9	(25)	469	—	453
Income tax provision	3	12	163	—	178

Net income (loss)	$6	$(37)	$306	$—	$275

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2008 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash (used in) provided by operating activities	$12	$(74)	$282	$—	$220

Investing activities:
Acquisition of property and equipment	—	(34)	(128)	—	(162)
Proceeds from disposal of property and equipment	—	69	58	—	127
Investment in affiliate	—	—	(46)	—	(46)
Other	—	—	(6)	—	(6)

Net cash provided by (used in) investing activities	—	35	(122)	—	(87)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(33)	—	(33)
Issuance of long-term debt	—	510	—	—	510
Repayment of long-term debt	(103)	—	(229)	—	(332)
Debt issuance costs	—	(11)	—	—	(11)
Intercompany advances / repayments	91	(190)	99	—	—

Net cash provided by (used in) financing activities	(12)	309	(163)	—	134

Net increase (decrease) in cash and cash equivalents	—	270	(3)	—	267
Cash and cash equivalents, beginning of year	—	29	29	—	58

Cash and cash equivalents, end of year	$—	$299	$26	$—	$325

For the year ended December 31, 2007 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash (used in) provided by operating activities	$36	$(200)	$557	$—	$393

Investing activities:
Acquisition of property and equipment	—	(110)	(284)	—	(394)
Proceeds from disposal of property and equipment	—	5	50	—	55
Other	—	(1)	(1)	—	(2)

Net cash used in investing activities	—	(106)	(235)	—	(341)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(45)	—	(45)
Issuance of long-term debt	—	154	1	—	155
Repayment of long-term debt	—	(150)	—	—	(150)
Debt issuance costs		(1)	—	—	(1)
Treasury stock purchases	—	(35)	—	—	(35)
Proceeds from exercise of stock options	—	6	—	—	6
Intercompany advances / repayments	(36)	338	(302)	—	—

Net cash provided by (used in) financing activities	(36)	312	(346)	—	(70)

Net increase (decrease) in cash and cash equivalents	—	6	(24)	—	(18)
Cash and cash equivalents, beginning of year	—	23	53	—	76

Cash and cash equivalents, end of year	$—	$29	$29	$—	$58

For the year ended December 31, 2006 (in millions)	Primary Obligor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash (used in) provided by operating activities	$(71)	$93	$510	$—	$532

Investing activities:
Acquisition of property and equipment	—	(94)	(284)	—	(378)
Proceeds from disposal of property and equipment	1	30	44	—	75
Acquisition of companies	—	(26)	—	—	(26)

Net cash provided by (used in) investing activities	1	(90)	(240)	—	(329)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(150)	—	(150)
Repayment of long-term debt	—	(45)	—	—	(45)
Treasury stock purchases	—	(20)	—	—	(20)
Proceeds from exercise of stock options	—	6	—	—	6
Intercompany advances / repayments	70	37	(107)	—	—

Net cash provided by (used in) financing activities	70	(22)	(257)	—	(209)

Net increase (decrease) in cash and cash equivalents	—	(19)	13	—	(6)
Cash and cash equivalents, beginning of year	—	42	40	—	82

Cash and cash equivalents, end of year	$—	$23	$53	$—	$76

16. Contingent Convertible Notes

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. This FSP clarifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. We adopted the FSP on January 1, 2009. FSP APB 14-1 requires retrospective application and, accordingly, the prior periods’ financial statements included herein have been adjusted. The cumulative effect of the change in accounting principle on prior periods presented is recognized as of the beginning of the first period presented, with the offsetting adjustment to shareholders’ equity.

In accordance with the provision of FSP APB 14-1, the Company determined that the fair value of its contingent convertible notes at the December 2004 exchange date was approximately $376.6 million and designated the residual value of approximately $15.0 million (net of tax) as the equity component.

Accordingly, in the accompanying consolidated balance sheet as of December 31, 2007, we recognized a reduction in long-term debt of $14.1 million, an increase in deferred income taxes, net of $5.1 million, an increase in capital surplus of $15.0 million, and an increase in retained deficit of $6.0 million.

The balances of the liability and equity components as of each period presented are as follows:

(in millions)	2008	2007
Liability component – debt balance	$386.8	$400.0
Unamortized debt discount	(11.0)	(14.1)

Liability component – net carrying amount	$375.8	$385.9

Equity component	$15.0	$15.0

The components of interest expense for the years ended December 31, 2008, 2007 and 2006 related to the Convertible Notes was recognized as follows:

(in millions)	2008	2007	2006
Interest expense – coupon rate	$17.1	$17.6	$17.6
Amortization of discount on liability component	3.1	3.1	3.1
Debt issuance cost amortization	1.8	1.8	1.8

Total interest expense on Convertible Notes	$22.0	$22.5	$22.5

Subsequent to adoption of the FSP, the 5% net share settled contingent convertible senior notes have an effective interest rate of 5.29% and the 3.375% net share settled contingent convertible senior notes have an effective interest rate of 5.73%.

17. Guarantees of the Convertible Senior Notes Due 2014

On February 11, 2010, we signed a note purchase agreement with certain investors pursuant to which such investors agreed, subject to the terms and conditions set forth therein, to purchase from us up to $70 million in aggregate principal amount of our new 6% convertible senior notes due 2014 (the “convertible senior notes”). In connection with these notes, the following 100% owned subsidiaries of YRC Worldwide have issued guarantees in favor of the holders of the notes: YRC Inc., YRC Enterprise Services, Inc., YRC Logistics, Inc., YRC Logistics Global, LLC, Globe.com Lines, Inc., Roadway LLC, Roadway Next Day Corporation, YRC Regional Transportation, Inc., USF Sales Corporation, USF Holland Inc., USF Reddaway Inc., USF Glen Moore Inc., YRC Logistics Services, Inc. and IMUA Handling Corporation. Each of the guarantees is full and unconditional and joint and several.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that such separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following represents condensed consolidating financial information as of December 31, 2008 and 2007 with respect to the financial position and for the years ended December 31, 2008, 2007 and 2006, for results of operations and cash flows of YRC Worldwide and its subsidiaries. The Parent column presents the financial information of YRC Worldwide, the primary obligor of the convertible senior notes. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the convertible senior notes. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheets

December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$295	$13	$17	$—	$325
Intercompany advances receivable	—	(79)	79	—	—
Accounts receivable, net	2	(19)	857	(3)	837
Prepaid expenses and other	25	278	(5)	—	298

Total current assets	322	193	948	(3)	1,460
Property and equipment	—	3,790	188	—	3,978
Less – accumulated depreciation	—	(1,707)	(70)	—	(1,777)

Net property and equipment	—	2,083	118	—	2,201
Investment in subsidiaries	3,377	194	1	(3,572)	—
Receivable from affiliate	(712)	620	92	—	—
Goodwill and other assets	268	271	117	(351)	305

Total assets	$3,255	$3,361	$1,276	$(3,926)	$3,966

Intercompany advances payable	$283	$(142)	$62	$(203)	$—
Accounts payable	11	290	33	—	334
Wages, vacations and employees’ benefits	20	317	20	—	357
Claims and insurance accruals	38	31	102	—	171
Other current and accrued liabilities	18	173	128	—	319
Asset-backed securitization borrowings	—	—	147	—	147
Current maturities of long-term debt	414	1	—	—	415

Total current liabilities	784	670	492	(203)	1,743
Payable to affiliate	(47)	48	150	(151)	—
Long-term debt, less current portion	626	161	—	—	787
Deferred income taxes, net	20	305	(82)	—	243
Pension and postretirement	370	—	—	—	370
Claims and other liabilities	94	7	241	—	342
Commitments and contingencies
Shareholders’ equity	1,408	2,170	475	(3,572)	481

Total liabilities and shareholders’ equity	$3,255	$3,361	$1,276	$(3,926)	$3,966

December 31, 2007 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$26	$17	$15	$—	$58
Intercompany advances receivable	—	(76)	76	—	—
Accounts receivable, net	3	(27)	1,103	(5)	1,074
Prepaid expenses and other	76	163	7	—	246

Total current assets	105	77	1,201	(5)	1,378
Property and equipment	1	3,888	195	—	4,084
Less – accumulated depreciation	(1)	(1,636)	(67)	—	(1,704)

Net property and equipment	—	2,252	128	—	2,380
Investment in subsidiaries	3,280	194	1	(3,475)	—
Receivable from affiliate	(898)	791	107	—	—
Goodwill and other assets	258	1,260	137	(350)	1,305

Total assets	$2,745	$4,574	$1,574	$(3,830)	$5,063

Intercompany advances payable	$342	$(452)	$315	$(205)	$—
Accounts payable	12	342	34	—	388
Wages, vacations and employees’ benefits	29	373	24	—	426
Claims and insurance accruals	34	35	99	—	168
Other current and accrued liabilities	18	166	18	—	202
Asset-backed securitization borrowings	—	—	180	—	180
Current maturities of long-term debt	—	232	—	—	232

Total current liabilities	435	696	670	(205)	1,596
Payable to affiliate	(117)	116	151	(150)	—
Long-term debt, less current portion	540	268	—	—	808
Deferred income taxes, net	24	471	32	—	527
Pension and postretirement	180	—	—	—	180
Claims and other liabilities	84	3	244	—	331
Commitments and contingencies
Shareholders’ equity	1,599	3,020	477	(3,475)	1,621

Total liabilities and shareholders’ equity	$2,745	$4,574	$1,574	$(3,830)	$5,063

Condensed Consolidating Statements of Operations

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$8,260	$719	$(39)	$8,940

Operating expenses:
Salaries, wages and employees’ benefits	27	4,822	402	—	5,251
Operating expenses and supplies	(18)	1,851	151	—	1,984
Purchased transportation	—	868	246	(39)	1,075
Depreciation and amortization	—	245	19	—	264
Other operating expenses	—	393	17	—	410
Gains on property disposals, net	—	(19)	—	—	(19)
Reorganization and settlements	—	23	2	—	25
Impairment charges	—	973	51	—	1,024

Total operating expenses	9	9,156	888	(39)	10,014

Operating income (loss)	(9)	(896)	(169)	—	(1,074)

Nonoperating (income) expenses:
Interest expense	39	31	11	—	81
Interest income	(2)	—	(3)	—	(5)
Other, net	21	217	(242)	—	(4)

Nonoperating (income) expenses, net	58	248	(234)	—	72

Income (loss) before income taxes	(67)	(1,144)	65	—	(1,146)
Income tax provision (benefit)	(24)	(192)	46	—	(170)

Net income (loss)	$(43)	$(952)	$19	$—	$(976)

For the year ended December 31, 2007 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$45	$9,169	$760	$(353)	$9,621

Operating expenses:
Salaries, wages and employees’ benefits	35	5,239	467	—	5,741
Operating expenses and supplies	26	2,013	152	(326)	1,865
Purchased transportation	—	902	216	(29)	1,089
Depreciation and amortization	—	235	21	—	256
Other operating expenses	—	416	21	—	437
(Gains) losses on property disposals, net	—	(9)	3	—	(6)
Reorganization and settlements	10	12	—	—	22
Impairment charges	—	721	61	—	782

Total operating expenses	71	9,529	941	(355)	10,186

Operating income (loss)	(26)	(360)	(181)	2	(565)

Nonoperating (income) expenses:
Interest expense	39	34	19	—	92
Interest income	(3)	(1)	—	—	(4)
Other, net	30	220	(250)	2	2

Nonoperating (income) expenses, net	66	253	(231)	2	90

Income (loss) before income taxes	(92)	(613)	50	—	(655)
Income tax provision (benefit)	(27)	(27)	39	—	(15)

Net income (loss)	$(65)	$(586)	$11	$—	$(640)

For the year ended December 31, 2006 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$53	$9,492	$804	$(430)	$9,919

Operating expenses:
Salaries, wages and employees’ benefits	38	5,382	397	(81)	5,736
Operating expenses and supplies	35	1,939	142	(297)	1,819
Purchased transportation	—	909	202	(20)	1,091
Depreciation and amortization	—	252	22	—	274
Other operating expenses	—	418	18	—	436
Gains on property disposals, net	—	(8)	—	—	(8)
Reorganization and settlements	—	9	17	—	26

Total operating expenses	73	8,901	798	(398)	9,374

Operating income (loss)	(20)	591	6	(32)	545

Nonoperating (income) expenses:
Interest expense	37	29	25	—	91
Interest income	(1)	(1)	(1)	—	(3)
Other, net	21	133	(118)	(32)	4

Nonoperating (income) expenses, net	57	161	(94)	(32)	92

Income (loss) before income taxes	(77)	430	100	—	453
Income tax provision (benefit)	(7)	148	37	—	178

Net income (loss)	$(70)	$282	$63	$—	$275

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$40	$(151)	$331	$—	$220

Investing activities:
Acquisition of property and equipment	—	(154)	(8)	—	(162)
Proceeds from disposal of property and equipment	—	114	13	—	127
Investment in affiliate	—	(1)	(45)	—	(46)
Other	—	—	(6)	—	(6)

Net cash used in investing activities	—	(41)	(46)	—	(87)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(33)	—	(33)
Issuance of long-term debt	510	—	—	—	510
Repayment of long-term debt	—	(332)	—	—	(332)
Debt issuance costs	(11)	—	—	—	(11)
Intercompany advances / repayments	(270)	520	(250)	—	—

Net cash provided by (used in) financing activities	229	188	(283)	—	134

Net increase (decrease) in cash and cash equivalents	269	(4)	2	—	267
Cash and cash equivalents, beginning of year	26	17	15	—	58

Cash and cash equivalents, end of year	$295	$13	$17	$—	$325

For the year ended December 31, 2007 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(219)	$500	$112	$—	$393

Investing activities:
Acquisition of property and equipment	—	(369)	(25)	—	(394)
Proceeds from disposal of property and equipment	—	55	—	—	55
Other	(2)	2	(2)	—	(2)

Net cash provided by (used in) investing activities	(2)	(312)	(27)	—	(341)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(45)	—	(45)
Issuance of long-term debt	154	—	1	—	155
Repayment of long-term debt	(150)				(150)
Debt issuance costs	(1)	—	—	—	(1)
Treasury stock purchases	(35)	—	—	—	(35)
Proceeds from exercise of stock options	6	—	—	—	6
Intercompany advances / repayments	253	(196)	(57)	—	—

Net cash provided by (used in) financing activities	227	(196)	(101)	—	(70)

Net increase (decrease) in cash and cash Equivalents	6	(8)	(16)	—	(18)
Cash and cash equivalents, beginning of year	20	25	31	—	76

Cash and cash equivalents, end of year	$26	$17	$15	$—	$58

For the year ended December 31, 2006 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(97)	$326	$303	$—	$532

Investing activities:
Acquisition of property and equipment	—	(366)	(12)	—	(378)
Proceeds from disposal of property and equipment	—	54	21	—	75
Acquisition of companies	(26)	—	—	—	(26)
Other	—	6	(6)	—	—

Net cash provided by (used in) investing activities	(26)	(306)	3	—	(329)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(150)	—	(150)
Repayment of long-term debt	(45)	—	—	—	(45)
Treasury stock purchases	(20)	—	—	—	(20)
Proceeds from exercise of stock options	6	—	—	—	6
Intercompany advances / repayments	182	(26)	(156)	—	—

Net cash provided by (used in) financing activities	123	(26)	(306)	—	(209)

Net decrease in cash and cash equivalents	—	(6)	—	—	(6)
Cash and cash equivalents, beginning of year	20	31	31	—	82

Cash and cash equivalents, end of year	$20	$25	$31	$—	$76

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

YRC Worldwide Inc.:

We have audited the accompanying consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 9 to the consolidated financial statements, on January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

As discussed in Note 16 to the consolidated financial statements, the Company adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) for all periods presented.

/s/ KPMG LLP

Kansas City, Missouri

March 2, 2009, except for Notes 7, 9, 11, 15 and 16, which are as of November 9, 2009, and Note 17, which is as of February 11, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

YRC Worldwide Inc.:

Under date of March 2, 2009, except for notes 7, 9, 11, 15 and 16, which are as of November 9, 2009 and Note 17, which is as of February 11, 2010, we reported on the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2008, which are included in this Form 8-K of YRC Worldwide Inc. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule of valuation and qualifying accounts (Schedule II). This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Our report refers to the Company’s adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) for all periods presented and also refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes) in 2007.

/s/ KPMG LLP

Kansas City, Missouri

March 2, 2009

Schedule II

YRC Worldwide Inc. and Subsidiaries

Valuation and Qualifying Accounts

For the Years Ended December 31, 2008, 2007 and 2006

COL. A	COL. B	COL. C		COL. D	COL. E
		Additions
Description	Balance, Beginning Of Year	-1- Charged To Costs/ Expenses	-2- Charged To Other Accounts	Deductions (a)	Balance, End Of Year
	(in millions)

Year ended December 31, 2008:
Deducted from asset account -
Allowance for uncollectible accounts	$34.9	$36.7	$—	$(39.6)	$32.0

Added to liability account -
Claims and insurance accruals	$478.3	$298.0	$—	$(280.6)	$495.7

Year ended December 31, 2007:
Deducted from asset account -
Allowance for uncollectible accounts	$35.7	$31.5	$—	$(32.3)	$34.9

Added to liability account -
Claims and insurance accruals	$504.4	$297.8	$—	$(323.9)	$478.3

Year ended December 31, 2006:
Deducted from asset account -
Allowance for uncollectible accounts	$32.0	$39.2	$—	$(35.5)	$35.7

Added to liability account -
Claims and insurance accruals	$499.9	$344.8	$7.5	$(347.8)	$504.4

(a)	Regarding the allowance for uncollectible accounts, amounts primarily relate to uncollectible accounts written off, net of recoveries. For the claims and insurance accruals, amounts primarily relate to payments of claims and insurance.